Exhibit 10.2

EXECUTION COPY

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into as of the ____ day of ___________, 2017 (the “Effective Date”), by and among CROSSAMERICA PARTNERS LP, a Delaware limited partnership (“Purchaser”), JET-PEP, INC., an Alabama corporation (“Seller”), and the other Persons listed as signatories hereto (individually, a “Property Seller,” and collectively, the “Property Sellers”).  ROBERT G. NORRIS, an individual resident of the State of Alabama and the sole shareholder of Seller (“Shareholder”), is made a party to this Agreement solely for the purposes of Sections 4.3(i), 5.7, 5.9, 5.15(e), 5.25, 8.7, 8.9, 8.18, 12.2(a) and 12.2(b) hereof.

W I T N E S S E T H:

WHEREAS, Seller (i) owns the Seller Real Properties, leases the Property Seller Real Properties and leases the Leased Real Properties, leases/subleases such Real Properties to various retail convenience stores for operation by the lessees/sublessees thereof, and engages in the retail sale of motor fuels at these locations in the State of Alabama (collectively, the “Locations”), and (ii) sells motor fuels to various commission supply accounts pursuant to written consignment or commission supply agreements (collectively, the “Business”), provided that for purposes of this Agreement the supporting activities conducted at Seller’s headquarters, and the construction and maintenance activities engaged in by Seller, shall not be deemed a part of the Business; and

WHEREAS, Purchaser desires to purchase and assume from Seller, and Seller desires to sell and assign to Purchaser, substantially all of the assets and properties of Seller used in the operation of the Locations (other than the assets and properties of Seller which are the subject of that certain Asset Purchase Agreement by and among Circle K Stores Inc. (“Circle K”), Seller and certain of the Property Sellers for the sale of certain properties and assets of Seller and the Property Sellers (the “Circle K Purchase Agreement”) and the Excluded Assets), for the consideration and on the terms set forth in this Agreement; and

WHEREAS, Purchaser desires to purchase from Property Sellers, and Property Sellers desire to sell to Purchaser, the Property Seller Real Properties, for the consideration and on the terms set forth in this Agreement; and

WHEREAS, Bama Terminaling and Trading, LLC, an Alabama limited liability company (“BTT”), Clean Fuels, Inc., an Alabama corporation (“CFI”), and C.S.E. Properties, LLC, an Alabama limited liability company (“CSE”, and collectively with BTT and CFI, “Terminal Seller”), that are under common control with Seller and Shareholder, are concurrently herewith entering into that certain Terminal Purchase Agreement with Circle K for the sale of substantially all of the assets of the Terminal (the “Terminal Purchase Agreement”), which contemplates and is conditioned on, inter alia, the sale by Seller and the Property Sellers of the Purchased Assets; and

WHEREAS, Seller and certain Property Sellers are concurrently herewith entering into the Circle K Purchase Agreement, which contemplates and is conditioned on, inter alia, the sale by Seller and the Property Sellers of the Purchased Assets.

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NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth above and in the body of this Agreement, upon the terms and subject to the conditions hereinabove and hereinafter set forth, the Parties hereto, intending to be legally bound, agree as follows:

I.   PURCHASE AND SALE OF ASSETS

1.1Purchase and Sale of Assets.  On the terms and subject to the conditions set forth herein, at the Closing, Seller and Property Sellers shall sell, transfer and assign to Purchaser, and Purchaser shall purchase and receive from Seller and Property Sellers, all of Seller’s and Property Sellers’ right, title and interest in and to the following assets (collectively, the “Purchased Assets”):

(a)Real Property.  (i) Fee simple title to the Seller Real Properties and the Property Seller Real Properties as set forth on Schedule 1.1(a) together with all buildings and improvements erected thereon and any easements, rights-of-way or use, privileges, licenses, variances, non-conforming use rights, development rights and approvals, zoning rights and approvals, hereditaments, appurtenances, interests and other rights belonging to or inuring to the benefit of such real properties and any and all right, title and interest of Seller and/or Property Sellers in and to any land lying in the bed of any highway, street, road or avenue, opened or proposed, abutting or adjoining such parcels of land; and (ii) the leasehold interest in the Leased Real Properties and the related Leases as set forth on Schedule 1.1(a).

(b)Deposits and Dealer Security Deposits.  (i) All deposits and advances, prepaid expenses and other prepaid items of Seller and/or Property Sellers attributable to the Locations, to the extent the foregoing are transferable to Purchaser, but not including any prepaid Taxes, licenses and insurance, as set forth on Schedule 1.1(b); and (ii) all Dealer Security Deposits as set forth on Schedule 5.24.

(c)Petroleum Inventory.  All Petroleum Inventory of Seller at the Locations.

(d)Tangible Personal Property.  All Tangible Personal Property owned by Seller and/or a Property Seller located on the Real Properties, Fuel Equipment located thereon, and any additional items set forth on Schedule 1.1(d), together with any additions, accessions, substitutions or proceeds thereof.

(e)Contracts.  The Contracts related to the use or operation of the Locations to which Seller is a party as set forth on Schedule 1.1(e) (the “Assumed Contracts”), subject to rights, if any, of Circle K thereto under the Circle K Purchase Agreement.

(f)Intellectual Property.  The Intellectual Property owned by Seller as set forth on Schedule 1.1(f), subject to rights, if any, of Circle K thereto under the Circle K Purchase Agreement.

(g)Permits.  All Permits to the extent transferable or assignable to Purchaser, subject to rights, if any, of Circle K thereto under the Circle K Purchase Agreement, and to the extent not transferable or assignable, an arrangement by Purchaser, with Seller’s reasonable assistance, with the relevant Governmental Authority or other issuing entity for the re-issuance of such Permits sufficient for the conduct, offering, or operation of the Business as presently conducted, offered or operated.

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(h)Causes of Action.  All actions, claims and causes of action or rights of recovery or set-off of every kind and character involving or related to the Business or the Purchased Assets, including under warranties, guarantees and indemnitees.  All of Seller’s right, title and interest in, to or under restrictive covenants and obligations of its present and former employees, agents, representatives, independent contractors and others, subject to rights, if any, of Circle K thereto under the Circle K Purchase Agreement.

(i)Books and Records.  To the extent relating to the Business and/or any of the Purchased Assets, all of the files, papers, documents and records in Seller’s possession or control, including credit, sales and accounting records, price sheets, catalogues and sales literature, books, processes, advertising material, stationery, office supplies, forms, catalogues, manuals, correspondence, logs, employment records, plans, specifications, construction documents, blueprints, real estate files, environmental studies and reports, inspection reports, surveys, underground storage tank registrations and reports, financial, and government compliance files and any other information reduced to writing, subject to rights, if any, of Circle K thereto under the Circle K Purchase Agreement.

(j)Reserved.

(k)Alabama Tank Funds. Seller’s interest in proceeds from the Alabama Tank Fund relating to any Real Property, except those proceeds relating to Remedial Measures performed by Seller prior to the Closing Date, or to be performed by Seller after the Closing Date, pursuant to Section 8.11 (the “UST Funds”).

(l)Condemnation Proceeds. Seller’s or Property Sellers’ interest in condemnation proceeds set forth on Schedule 1.1(l) relating to any Real Property or access to or parking for any Real Property received by Seller or a Property Seller with respect to a condemnation or other taking occurring after the Effective Date and before the Closing (the “Condemnation Proceeds”).

(m)Miscellaneous.  The other assets primarily used by Seller in the conduct of the Business and to be included in the Purchased Assets set forth on Schedule 1.1(m) and all other assets and all rights, claims, causes of action, judgments and warranties (express or implied) in favor of Seller and/or Property Sellers that relate to any of the Purchased Assets or otherwise are used in connection with the operation of the Business or the Real Property and that are not otherwise listed in this Section 1.1, subject to rights, if any, of Circle K thereto under the Circle K Purchase Agreement.

1.2Excluded Assets.  Purchaser expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any of the following assets of Seller or Property Sellers, and all such assets shall be retained by Seller or Property Sellers (the “Excluded Assets”):  (i) Seller’s and Property Sellers’ cash (other than Seller’s cash representing security deposits described in Section 1.1(b) and the Dealer Security Deposits described in Schedule 5.24), cash equivalents and Receivables, (ii) Seller’s and Property Sellers’ corporate seal, minute books and stock or equity record books, the general ledgers and books of original entry, all Tax Returns and other Tax records, reports, data, files and documents, (iii) insurance policies and the right to proceeds thereunder (except to the extent Purchaser shall become liable for or suffer any damage with respect to a matter arising prior to the Closing and covered by insurance maintained by Seller

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and as provided in Section 8.7), (iv) Seller’s and Property Sellers’ right, title and interest in claims and causes of action or rights of recovery or set-off of every kind and character, including under warranties, guarantees and indemnitees, but only to the extent related to another Excluded Asset (and not related to any Purchased Asset), (v) Seller’s and Property Sellers’ rights under this Agreement, the Escrow Agreement and each other agreement or instrument delivered by or to Seller or Property Sellers at or in connection with the Closing, (vi) employee advances or arrangements, employment agreements, and all rights and interests with respect to Benefit Plans and any assets held pursuant thereto or set aside to fund such Benefit Plans, (vii) the equity interests in Norris Leasing, LLC and Alabama Oil Company of Etowah County, Inc. and their assets, (viii) the “Purchased Assets” as defined in the Circle K Purchase Agreement and the Terminal Purchase Agreement, and (ix) Seller’s and Property Sellers’ right, title and interest in, to and under the retained assets listed on Schedule 1.2.

1.3Assumed Liabilities.  Inasmuch as Purchaser is acquiring the Purchased Assets and the transactions contemplated hereby are not a de facto merger of Seller and Property Sellers and Purchaser, Purchaser shall have no successor liability with respect to Seller or any of the Property Sellers or the operations of Seller or any of the Property Sellers.  Subject to the terms and conditions set forth herein, Purchaser shall assume and agree to pay, perform and discharge only the following Liabilities of Seller and Property Sellers (collectively, the “Assumed Liabilities”), and no other Liabilities: (i) all Liabilities in respect of the Leases and the Assumed Contracts, but only to the extent that such Liabilities thereunder are required to be performed after the Effective Time, were incurred in the Ordinary Course of Business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller or a Property Seller on or prior to the Effective Time, and (ii) those Liabilities specifically listed on Schedule 1.3.

1.4Excluded Liabilities.  Notwithstanding the provisions of Section 1.3 or any other provision in this Agreement to the contrary, Purchaser shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of the Property Sellers or any of their respective Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”), including but not limited to:  (i) any Liabilities not primarily related to the Business, (ii) any Indebtedness of Seller or any Property Seller(s), (iii) any expenses arising out of this Agreement or transactions contemplated herein, (iv) any obligations and Liabilities with respect to accounts and notes payable of the Business as of the Closing, (v) any Liabilities arising out of or relating to the Excluded Assets, (vi) any obligations and liabilities relating to the employees of Seller or any Property Seller(s) or any Benefit Plan with respect to periods ending prior to the Closing Date, (vii) except as otherwise provided in Section 12.2(c), any Taxes that arise out of the consummation of this Agreement, (viii) any obligation owed by or on behalf of Shareholder or his Affiliates, (ix) any amounts payable to Shareholder or any Affiliate of Shareholder, (x) any and all accounts payable arising under the Assumed Contracts prior to the Effective Time, or (xi) the “Assumed Liabilities” as defined in the Circle K Purchase Agreement.

1.5Definitions.  Capitalized terms not defined elsewhere in this Agreement are defined in Article XIV.

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II.   PURCHASE PRICE AND ESCROW

2.1Purchase Price.  As consideration for the Purchased Assets, Purchaser shall pay to Seller and Property Sellers Seventy-Two Million Two Hundred Fifty Thousand and No/100 Dollars ($72,250,000.00) (the “Purchase Price”), plus the assumption of the Assumed Liabilities, plus the Value of the Petroleum Inventory (paid as set forth in Article III hereof).  At the Closing, the Purchase Price (as may be adjusted pursuant to Section 4.5(c), Section 5.5, Section 6.4, Section 8.1(b) and Section 8.8) shall be paid to Seller and Property Sellers pursuant to Section 2.3 below.

2.2Deposit.  Within three (3) Business Days after the Effective Date, Purchaser shall deliver a deposit in the amount of Two Million Seven Hundred Seventy-Eight Thousand Eight Hundred Forty-Six and No/100 Dollars ($2,778,846.00) (the “Deposit”) to First American Title Insurance Company, Two Liberty Place, 50 South 16th Street, Suite 3010, Philadelphia, PA 19102, Attention: Adam B. Cutler, Esq., as escrow agent (the “Escrow Agent”), by wire transfer of immediately available funds to an account designated by Escrow Agent.  The Deposit shall be held by the Escrow Agent in escrow, subject to the terms of an escrow agreement substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”).  If the Closing does not occur, for any reason, the Deposit will be distributed according to Article XI hereof.  All accrued interest on the Deposit will be delivered to Purchaser when the Deposit is distributed pursuant to the Escrow Agreement or Article XI.

2.3Form of Payment.  All payments by Purchaser to Seller and Property Sellers under this Agreement at the Closing or otherwise, including the payments provided for in Section 3.2, shall be made by wire transfer of immediately available funds to an account designated by Seller or the respective Property Seller before Closing for such purpose.

III.   PHYSICAL COUNT PROCEDURES AND VALUATION OF INVENTORY

3.1Inventory Audit.  Prior to the Closing Date, Purchaser and Seller shall have established inventory teams or engaged a third-party inventory service firm (the “Inventory Teams”), the cost of which shall be borne equally between Purchaser and Seller.  The Inventory Teams shall determine the value of the Petroleum Inventory as follows:

(a)At 7:00 a.m. on the day which is one (1) Business Day before the Closing Date, the Inventory Teams shall have conducted an audit of the Petroleum Inventory (“Audit”); and on the Closing Date and on the date immediately following the Closing Date, the Inventory Teams shall conduct additional Audits of the Petroleum Inventory to the extent necessary.

(b)At the times set forth above, the Inventory Teams shall, in conjunction with each Real Property manager, determine the amount of Petroleum Inventory (net of water, sludge, dirt, sand and other foreign substances) by Veeder Root tank gauging and stick measurement device.  Seller shall cause each Real Property manager to assist the Inventory Teams in conducting each Audit.  Seller and Purchaser shall have the right to have their respective representatives observe each Audit of the Inventory provided that such observation rights do not delay such Audit.  Purchaser shall reconcile such amount to 12:01 a.m. Central time at each of the Real Properties, on the Closing Date by adjusting for all sales from Petroleum Inventory, based on pump meter readings, and all additions to Petroleum Inventory, based on receipts for delivery of additional Petroleum Inventory, that occur between the time of the Audit and 12:01 a.m. Central time on the Closing Date.  The Inventory Teams will record such measurements and counts.

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(c)As used in this Section 3.1, “value” shall mean Seller’s most recent laid-in cost for the Petroleum Inventory.  For purposes hereof, the term “laid-in cost” means the total cost incurred by Seller to place the Petroleum Inventory in inventory and consists of such costs as invoice price, freight and state and local taxes less any rebates or prompt pay discount received by Seller.

(d)Seller will transfer to Purchaser one (1) Renewable Identification Number (“RIN”), either attached or detached, for each gallon of ethanol, blended or unblended, included in the Petroleum Inventory.  For example, (i) one (1) RIN will be transferred per gallon of pure, unblended ethanol, (ii) one (1) RIN will be transferred for each ten (10) gallons of motor fuel blended to contain 10% ethanol, and (iii) one (1) RIN will be transferred for each 1.176 gallons of motor fuel blended to contain 85% ethanol.  Seller will transfer to Purchaser one and one-half (1½) RINs, either attached or detached, for each gallon of biodiesel included in the Petroleum Inventory.  All other RINs shall be excluded from the Purchased Assets and remain the property of Seller.

3.2Payment for Petroleum Inventory.  At the Closing, Purchaser shall pay Seller an amount equal to ninety percent (90%) of the value of the Petroleum Inventory as determined by the Audit (the “Initial Inventory Payment”).  Upon final determination of the value of the Petroleum Inventory as of 12:01 a.m. Central time on the Closing Date in accordance with the provisions of Section 3.1 (the “Final Inventory Value”), but in all events within fourteen (14) days after the Closing, (i) Purchaser shall pay to Seller the excess, if any, of the Final Inventory Value over the Initial Inventory Payment, or (ii) Seller shall pay to Purchaser the excess, if any, of the Initial Inventory Payment over the Final Inventory Value.

IV.   CLOSING, DELIVERIES AND ADJUSTMENTS

4.1Closing.  The purchase and sale of the Purchased Assets (the “Closing”) shall occur on the tenth (10th) Business Day after the conditions specified in Article IX (excluding conditions that, by their terms, cannot be satisfied until the Closing) are satisfied or waived, unless another date is agreed to by the Parties, but in no event later than ninety (90) days after the Effective Date (the “Outside Date”); provided that either Purchaser or Seller may extend the Outside Date by up to thirty (30) days upon written notice to the other Parties.  The Closing will be held at the offices of Jackson & Williams Attorneys at Law, 416 1st Ave SE, Cullman, Alabama 35055, or such other place as agreed to by the Parties, and to the extent feasible, the Closing will be held by Federal Express or the electronic exchange of documents in PDF format or by facsimile, without the principals present.  The actual date as of which the Closing occurs is referred to herein as the “Closing Date.”

4.2Proceedings at Closing.  All proceedings to be taken and any documents to be executed and delivered by any of the Parties at the Closing shall be deemed to have been taken, executed and delivered simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

4.3Deliveries by Seller, Property Sellers and Shareholder to Purchaser.  At the Closing, Seller, Property Sellers and/or Shareholder shall deliver to Purchaser the following, duly executed, as applicable:

(a)the various certificates, instruments and documents referred to in Section 9.2;

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(b)for Seller, a copy of a certificate of compliance issued by the Alabama Department of Revenue, and a copy of a certificate of existence issued by the Alabama Secretary of State, each dated within twenty (20) days of the Closing Date;

(c)for each Property Seller that is an entity, a copy of a certificate of compliance issued by the Alabama Department of Revenue, and a copy of a certificate of existence issued by the Alabama Secretary of State, each dated within twenty (20) days of the Closing Date;

(d)a title affidavit, in form reasonably required by the issuer of the Commitment or Commitments to issue a Title Policy or Title Policies to Purchaser (the “Title Company”) insuring its title to each of the Seller Real Properties, subject only to the Permitted Encumbrances, executed by Seller;

(e)title affidavits, in forms reasonably required by the Title Company insuring its title to each of the Property Seller Real Properties, subject only to the Permitted Encumbrances, executed by the respective Property Seller;

(f)a statutory warranty deed with respect to each parcel of Seller Real Property and Property Seller Real Property, in substantially the form attached hereto as Exhibit B, conveying to Purchaser good and marketable title in fee simple to each such Seller Real Property and Property Seller Real Property, subject only to Permitted Encumbrances;

(g)an assignment of lease with respect to each Leased Real Property and Lease, in substantially the form attached hereto as Exhibit C, conveying to Purchaser good and marketable title to the leasehold interest to each such Leased Real Property, subject only to Permitted Encumbrances;

(h)the estoppel certificates referred to in Section 8.10(b);

(i)the Non-Compete Agreement of Seller and Shareholder, in substantially the form attached hereto as Exhibit D;

(j)the Lease for Location 428 – 1625 Hackberry Lane, Tuscaloosa in substantially the form attached hereto as Exhibit E;

(k)the Access Agreement(s);

(l)certified copies of the resolutions of the Board of Directors and the sole shareholder of Seller authorizing the transactions contemplated hereby;

(m)certified copies of resolutions of the Board of Directors, or similar governing body, and managing member or shareholders of each Property Seller that is an entity authorizing the transactions contemplated thereby;

(n)such bills of sale, assignments, and other instruments of transfer as, in the reasonable opinion of Purchaser’s counsel, shall be necessary to effectively vest in Purchaser good and marketable title to, and possession of, the respective Purchased Assets (other than title to the Seller Real Properties, the Property Seller Real Properties and the Leases and Leased Real Properties), free and clear of any and all Liens, except for Permitted Encumbrances.  Seller also shall assign to Purchaser all rights, if any, and to the extent assignable, which it may have in order to maintain privity with any supplier;

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(o)the consents, waivers, approvals, orders, permits, authorizations or other documents referred to in Section 5.2 or Section 6.3;

(p)payment of the portion of the premium of the PLL Policy set forth in Section 8.11(g);

(q)the Permission Document; and

(r)such other instruments or certificates as may be reasonably requested by Purchaser or the Title Company.

4.4Deliveries by Purchaser to Seller and Property Sellers.  At the Closing, Purchaser shall deliver or cause to be delivered to Seller and Property Sellers the following, duly executed, as applicable:

(a)immediately available U.S. funds delivered to Seller and Property Sellers in an amount equal to the Purchase Price and the Initial Inventory Payment;

(b)the various certificates, instruments and documents referred to in Section 9.1 and Section 9.3;

(c)certified copies of the resolutions of the governing body of Purchaser authorizing the transactions contemplated hereby;

(d)for Purchaser, a copy of a certificate of good standing from the Delaware Secretary of State dated within twenty (20) days of the Closing Date, and a copy of a certificate of compliance issued by the Alabama Department of Revenue, and a copy of a certificate of authority to transact business within the State of Alabama issued by the Alabama Secretary of State, each dated within twenty (20) days of the Closing Date;

(e)such bills of sale, assignments, and other instruments of assumption as, in the reasonable opinion of Seller’s and Property Sellers’ counsel, shall be necessary for Purchaser to effectively assume and be responsible for the Assumed Liabilities;

(f)the Lease for Location 428 – 1625 Hackberry Lane, Tuscaloosa in substantially the form attached hereto as Exhibit E;

(g)the Access Agreement(s);

(h)the PLL Policy;

(i)the consents, waivers, approvals, orders, permits, authorizations or other documents referred to in Section 7.3; and

(j)such other instruments or certificates as may be reasonably requested by Seller and Property Sellers.

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4.5Title Insurance; Surveys.

(a)Within five (5) Business Days after the Effective Date, with respect to each parcel of Seller Real Property and Property Seller Real Property, Purchaser shall order a commitment for a 2006 ALTA form title insurance policy, with extended coverage, issued by a nationally recognized title insurance company qualified to insure titles in Alabama, in the amount of that portion of the Purchase Price applicable to such parcel of Seller Real Property and Property Seller Real Property, insuring Purchaser’s fee title to such parcel of Seller Real Property or Property Seller Real Property against loss on account of any defect or encumbrance or other Lien in or on the title of such parcel of Seller Real Property or Property Seller Real Property, except Permitted Encumbrances, and containing such endorsements and affirmative coverages as Purchaser shall reasonably require (each a “Title Policy” and sometimes herein collectively, the “Title Policies”).  The cost of the Title Policies shall be borne solely by Purchaser.  Purchaser’s receipt at Closing of marked-up commitments by the title insurance company to issue the Title Policies with extended coverage shall be a condition precedent to Purchaser’s obligation to close.

(b)Within five (5) Business Days after the Effective Date, with respect to each parcel of Seller Real Property and Property Seller Real Property, Purchaser shall order a current ALTA survey of such parcel of Real Property (each a “Survey”, and sometimes herein collectively, the “Surveys”).  The cost of the Surveys shall be borne solely by Purchaser.  Purchaser’s receipt prior to Closing of the Surveys shall be a condition precedent to Purchaser’s obligation to close.

(c)If any (i) commitment for title insurance (each a “Commitment”, and sometimes herein collectively, the “Commitments”) contains or discloses problems, exceptions or defects other than Permitted Encumbrances, or (ii) Survey contains or discloses problems, exceptions or defects, that are reasonably unacceptable to Purchaser, within five (5) Business Days after Purchaser’s receipt of such a Commitment or Survey, and in no event later than the last day of the Study Period, Purchaser shall give Seller and Property Seller, if applicable, written notice of the unacceptable problem, exception or defect, and Seller and Property Seller shall have until Closing to correct or cure such problem, exception or defect.  If the problem, exception or defect is not corrected or cured prior to Closing, Purchaser may elect to exclude some or all of the unacceptable Locations and Tangible Personal Property located thereon from the Purchased Assets, reduce the Purchase Price by the value(s) of the excluded Locations set forth on Schedule 1.1(a) and proceed with Closing.  Effective on the Closing Date, Seller or Property Seller shall lease each such excluded Location and Tangible Personal Property located thereon to Purchaser upon such terms and rental as are mutually agreeable to the Parties thereto.  Upon correction or cure of the unacceptable problem, exception or defect, Seller or Property Seller shall sell to Purchaser, and Purchaser shall purchase from Seller or Property Seller, the applicable Location and Tangible Personal Property located thereon for the value(s) set forth on Schedule 1.1(a); provided that if the unacceptable problem, exception or defect is not corrected or cured to the reasonable satisfaction of Purchaser within twelve (12) months after the Closing Date, or such longer period as is mutually agreed to in writing by Seller, Property Seller, if applicable, and Purchaser, the Purchaser may elect to terminate the lease for the applicable Location and Tangible Personal Property located thereon whereupon the Purchaser’s obligation to purchase the applicable Location and Tangible Personal Property shall simultaneously terminate.

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(d)The Seller and Property Sellers, as applicable, shall cause all Liens, except for Permitted Encumbrances and Leases, on or affecting any of the Seller Real Properties or Property Seller Real Properties to be released, satisfied or discharged prior to or at Closing.

4.6Property Tax Prorations.  As applicable, all real estate taxes, ad valorem personal property and inventory taxes, fire district taxes, and other such charges constituting a lien or encumbrance on any of the Purchased Assets (collectively “Property Taxes”), shall be prorated on the basis of the fiscal year (regardless of the date of assessment) of the state, county, city or town or school, fire or other special district in which any respective Purchased Assets are situated (the “Fiscal Year”).  All unpaid Property Taxes that relate to Fiscal Years ending on or before the Closing Date shall be the responsibility of Seller or Property Sellers.  Property Taxes that relate to the Fiscal Year in which the Closing occurs shall be prorated between Seller or the respective Property Seller and Purchaser, with Seller or the respective Property Seller being responsible for the portion of such Fiscal Year up to and including the Closing Date and Purchaser being responsible for the portion of such Fiscal Year after the Closing Date.  Property Taxes that relate to a Fiscal Year commencing after the Closing Date shall be the responsibility of Purchaser.  All installments of Property Taxes having a due date on or before the Closing Date shall be paid by Seller or the respective Property Seller on or before the Closing Date, and Purchaser shall pay all installments of Property Taxes having a due date after the Closing Date.

4.7Rents and Prepaid Expenses.  The rents, prepaid expenses, lease commissions, tenant improvement allowances, “free-rent” periods and similar items set forth on Schedule 4.7 relating to the Purchased Assets and benefiting Purchaser shall be prorated between the Parties as of the Effective Time.  To the extent that any Leased Real Properties require payment of additional rent, percentage rental, real estate taxes, insurance, common area maintenance and other lease charges, including any amounts calculated based on sales or gross or net income or cost of goods, Seller shall be responsible for the same to the extent the same relate to periods before and ending as of the Effective Time for the particular Location, and Purchaser shall be responsible and agrees to pay the same for periods after the Effective Time.  Parties acknowledge that rents and other amounts payable to Seller by tenants or subtenants of the Seller Real Properties, Property Seller Real Properties or Leased Real Properties that have not been paid and may reasonably be considered delinquent will be excluded from the prorations contemplated in this Section 4.7.

4.8Utilities.  Charges for water, gas, power, light and other utility service shall be the responsibility of Seller with respect to service at the Locations set forth on Schedule 4.8 up to the Effective Time and shall be the responsibility of Purchaser with respect to service after the Effective Time.  The Parties shall endeavor to obtain meter readings or other evidence of the amounts due for utilities before the Closing Date, but if such readings or evidence cannot be obtained before the Closing Date, the Closing shall be completed without adjustment of the same, and upon obtaining such reading or evidence after Closing, Seller shall, within three (3) Business Days after Closing, pay Purchaser the charges incurred before the Effective Time based upon such reading.

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V.   REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as follows:

5.1Authorization; Enforceability; Absence of Conflicts.  Seller has full power and authority to enter into and perform its obligations under this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the consummation of the transactions contemplated by this Agreement (all such other agreements, documents, instruments and certificates required to be executed by Seller being hereinafter referred to, collectively, as the “Seller Documents”).  This Agreement has been, and the Seller Documents will be at or before the Closing, duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by the other Party hereto and thereto, this Agreement constitutes, and the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of Seller, enforceable against Seller according to their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.  None of the execution and delivery by Seller of this Agreement and the Seller Documents, or the consummation of the transactions contemplated hereby or thereby, or compliance by Seller with any of the provisions hereof or thereof, will (x) conflict with, violate, result in the breach or termination of, or constitute a default under, any agreement to which Seller is a party or by which it or any of its properties or assets is bound or subject, (y) constitute a violation of any Law applicable to Seller or (z) conflict with, or result in a violation of, any provision of Seller’s Articles of Incorporation or bylaws.

5.2Consents and Approvals.  Except as set forth on Schedule 5.2, no consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of Seller in connection with the execution and delivery of this Agreement or the Seller Documents or the compliance by Seller with any of the provisions hereof or thereof.

5.3Organization and Good Standing.  Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Alabama and has the corporate power and authority to own or lease its assets and to carry on its business as it is currently being conducted.  Seller is not in default under or in violation of any provisions of its Articles of Incorporation or bylaws.  True and correct copies of Seller’s Articles of Incorporation and bylaws, as in effect on the date hereof, have been delivered or made available by Seller to Purchaser.

5.4Books and Records.  Complete and accurate copies of (i) the books and records of Seller set forth in Section 1.1(i), and (ii) any additional books and records requested in writing to be inspected by Purchaser, have been provided or made available, or upon written request by Purchaser will be provided or made available, by Seller to Purchaser for inspection.

5.5Litigation.  Except as set forth on Schedule 5.5, there are no actions, suits, proceedings at law or in equity, or any arbitrations or any administrative or other proceedings pending, or, to the Knowledge of Seller, threatened, against or affecting Seller, the Business or the Purchased Assets.  None of the matters set forth on Schedule 5.5 has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or seeks to enjoin or

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obtain damages in respect of the consummation of the transactions contemplated by this Agreement or questions the validity or enforceability of this Agreement, the Seller Documents or any action taken or to be taken by Seller in connection with the consummation of the transactions contemplated hereby or thereby.  The Parties acknowledge that Seller will periodically update Schedule 5.5 between the Effective Date and the Closing Date to add actions, suits, etc. commenced after the Effective Date. If any update to Schedule 5.5 includes any actions, suits, etc. that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business or seek to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement or question the validity or enforceability of this Agreement, the Seller Documents or any action taken or to be taken by Seller in connection with the consummation of the transactions contemplated hereby or thereby, then Purchaser shall have the right to terminate this Agreement and upon the termination the Deposit and any other amounts deposited by Purchaser shall be promptly refunded to Purchaser. If any update to Schedule 5.5 includes any actions, suits, etc. that would reasonably be expected to, individually or in the aggregate, materially and adversely affect any Location, then Purchaser may elect to exclude some or all of the affected Locations and Tangible Personal Property located thereon from the Purchased Assets, reduce the Purchase Price by the value(s) of the excluded Locations set forth on Schedule 1.1(a) and proceed with Closing.

5.6Title to and Condition of Purchased Assets.  Seller owns, leases or has the legal right to use all the Seller Real Properties, Property Seller Real Properties and Leased Real Properties and the remainder of the Purchased Assets needed for use, used or intended to be used in the conduct of the Business, and, with respect to Contract rights, is a party to and enjoys the right to the benefits of all Contracts, agreements and other arrangements needed for use, used or intended to be used by Seller or in or relating to the conduct of the Business.  Seller has good and marketable title to the Purchased Assets owned by Seller free and clear of all Liens, except the Permitted Encumbrances.  The Purchased Assets, to Seller’s Knowledge, generally are in good material working order and condition, subject to ordinary wear and tear, and the Purchased Assets are sufficient to operate the Business as currently being conducted and consistent with Seller’s practices since the Balance Sheet Date.

5.7Brokerage Fees.  Except as set forth in Section 8.9, none of Seller, Shareholder or any of their respective Affiliates is a party to any contract or undertaking to pay any broker’s, finder’s or financial advisor’s fee in connection with the origin, negotiation, execution or performance of this Agreement.

5.8FIRPTA Status.  Seller is not a “foreign person” as defined in the Foreign Investment in Real Property Tax Act, 26 U.S.C. 1445(f)(3) (“FIRPTA”), and Seller agrees to execute and deliver to Purchaser an affidavit to that effect, including Seller’s federal tax identification number, before the Closing.

5.9Compliance With Laws; Permits.  Seller has conducted and continues to conduct the Business in all material respects in accordance with all Laws and governmental orders applicable to Seller or any of its properties or assets, and, to the Knowledge of Seller, Seller is not in violation of any such Law or governmental order in any material respect, and neither Seller nor Shareholder has received notice of any alleged violation of, nor citation for noncompliance with, any Law (except for minor violations or events of noncompliance which have been cured or remedied) including, without limitation, all applicable Laws relating to employment, employee benefits, and the Americans With Disabilities Act, relating to the Business or the Purchased Assets, except in each

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case as set forth on Schedule 5.9.  Seller holds in its name all material Permits required by Law for its ownership or leasehold interest in the Purchased Assets and its operation of the Business, all such Permits being listed on Schedule 5.9.  Except as set forth on Schedule 5.9, all such Permits are in full force and effect, and Seller is not in default (or with the giving of notice or lapse of time or both, would be in default) under any such Permits in any material respect, and there are no proceedings pending, or to the Knowledge of Seller, threatened, that seek the revocation, cancellation, suspension or adverse modification thereof. To the Knowledge of Seller, there are no events or conditions arising out of the operations of Seller that would prevent Purchaser from obtaining licenses, Permits, certificates, and approvals necessary to carry on the operations of Seller as now conducted. Such Permits constitute all of the Permits necessary to permit Seller to own, operate, use and maintain its assets in all material respects in the manner in which they are now operated and maintained and to conduct in all material respects the Business as currently conducted.  A list of all Permit-related violations or citations issued with respect to any Location in the last three (3) years or which are unresolved, regardless of when issued, is set forth on Schedule 5.9, and Seller will make available to Purchaser all material documentation relating to such violations or citations.

5.10Financial Information.  Seller has furnished Purchaser with the following:  (i) reviewed consolidated balance sheets of Seller as of December 31, 2016 (the “Balance Sheet Date”), December 31, 2015, December 31, 2014, and December 31, 2013 and the related reviewed consolidated statements of operations, stockholders’ equity and cash flows for the fiscal years ended December 31, 2016, December 31, 2015, December 31, 2014 and December 31, 2013 (collectively, the “Reviewed Statements”); (ii) the internally-prepared consolidated balance sheet of Seller as of June 30, 2017 and the related internally-prepared consolidated statements of operations for the six (6) months ended June 30, 2017 (the “Interim Statements”); and (iii) the rent roll for all Locations for June, 2017 indicating the contract rent and actual rent collected for each Location (the “Rent Roll”). The Reviewed Statements, the Interim Statements and the Rent Roll are attached hereto as Schedule 5.10 and, except as described therein or on Schedule 5.10, the Reviewed Statements and the Interim Statements have been prepared in accordance with the method of accounting utilized by Seller, consistently applied.  The Reviewed Statements and the Interim Statements fairly and accurately present, in all material respects, the financial position of Seller as of the applicable dates and the related statements of operations, stockholders’ equity and cash flows fairly present, in all material respects, the results of the operations, stockholder’s equity and cash flows (provided that cash flows are not included in the Interim Statements) of Seller for the applicable periods.

5.11Volume Statements. Location specific monthly gallon volumes for the period from January 1, 2015 through June 30, 2017 are attached hereto as Schedule 5.11 (the “Volume Statements”). The Volume Statements accurately represent the number of gallons sold at each Location for such time period.

5.12Absence of Undisclosed Liabilities.  Seller has no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Financial Statements as of the Balance Sheet Date, (b) those which have been incurred in the Ordinary Course of Business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount, and (c) those set forth on Schedule 5.12.

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5.13Absence of Certain Changes.  Since the Balance Sheet Date, the Business has been conducted in all material respects in the Ordinary Course of Business.  Since the Balance Sheet Date, except as set forth on Schedule 5.13, Seller has not:

(a)acquired any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or entered into any Contract, letter of intent or similar arrangement with respect to the foregoing;

(b)sold, transferred, leased, subleased or otherwise disposed of any of its properties or assets, other than in the Ordinary Course of Business;

(c)permitted or allowed any of its assets to be subjected to any Liens, other than Permitted Encumbrances and Liens that will be released at or prior to the Closing;

(d)made any commitment for any capital expenditure in excess of $50,000 individually or $250,000 in the aggregate;

(e)failed to pay any Material Creditor any amount owed to such creditor when due except to the extent that Seller believes there is a bona fide defense or offset right to such payment and adequate reserves have been created therefor;

(f)suffered any casualty loss or damage with respect to any of its assets which in the aggregate have a replacement cost of more than $100,000, whether or not such loss or damage shall have been covered by insurance;

(g)entered into, amended, modified or consented to the termination of any Material Contract or Seller’s rights thereunder;

(h)suffered any Material Adverse Effect or circumstance, change, event or effect that would reasonably be expected to have a Material Adverse Effect; or

(i)agreed, whether in writing or otherwise, to take any of the actions specified in this Section 5.13 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 5.13, except as expressly contemplated by this Agreement or the Seller Documents.

5.14Inventory.  All Petroleum Inventory used in the conduct of the operations of the Business reflected in the Financial Statements or acquired since the date thereof (considered as a whole and not on an item by item basis), was acquired and has been maintained in the Ordinary Course of Business, is not obsolete and is useable or saleable in the Ordinary Course of Business.

5.15Taxes.

(a)Seller has timely filed or caused to be filed, in accordance with applicable Law, all Tax Returns that are required by Law to be filed by, or with respect to, Seller (taking into account any applicable extension of time within which to file) and, to the Knowledge of Seller, all such Tax Returns were true, correct and complete in all material respects.  All Taxes owed by Seller (whether or not shown on any Tax Return) have been timely paid, other than Taxes not yet due and payable and any Taxes being contested in good faith by appropriate proceedings and identified on Schedule 5.15(a).

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(b)Except as set forth on Schedule 5.15(b), Seller is not currently the subject of an audit, administrative Tax proceedings, judicial Tax proceedings or other examination of Taxes (“Tax Proceeding”) by any Governmental Authority and no Tax Proceeding is pending or, to the Knowledge of Seller, threatened.  Seller has not entered into a written agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of Seller that has not expired nor is presently contesting any Tax liability before any Governmental Authority.  Seller has not received any notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Authority against Seller that has not been fully resolved and paid in full.

(c)Seller has timely and properly withheld (i) all required amounts from payments to its employees and any other applicable payees for all taxable periods in compliance with all Tax withholding provisions of applicable Law and (ii) all sales, use and value added Taxes.  Seller has timely remitted such amounts to the appropriate Governmental Authority.

(d)Seller has delivered or made available to Purchaser correct and complete copies of all Tax examination reports and statements of deficiencies assessed against or agreed to by Seller that relate to any Tax year for which the applicable statute of limitations has not expired.

(e)Seller (and Shareholder, as a result of being the sole shareholder of Seller) has not received any notification from a Governmental Authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction.

(f)Except as disclosed on Schedule 5.15(f), no power of attorney granted by Seller with respect to any Taxes is currently in force.

(g)There are no Liens for Taxes upon the Purchased Assets, other than statutory Liens for current Taxes not yet due and payable or liens identified on Schedule 5.15(g) for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Financial Statements in accordance with the method of accounting utilized by Seller.

(h)Seller has never been a member of an Affiliated Group and is not a party to any Tax allocation, indemnification or sharing agreement pursuant to which it would have any obligation to make payments after Closing to any Person.

(i)Seller has duly elected to be treated as an S corporation pursuant to Section 1362(a) of the Code and the Laws of each state and other jurisdiction in which Seller conducts business or could otherwise be subject to income Taxes.  Each of these elections was initially effective as of January 1, 2009, and is currently effective.  No event has occurred (or fact has existed) that would preclude Seller from initially qualifying as an S corporation under Section 1361(a) of the Code or which would terminate the Seller’s S corporation status.  No Governmental Authority has challenged the effectiveness of any of these elections.

5.16Condemnations.  Except as set forth in Schedule 5.16, Seller has not received any written notice of any condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of any Location, or access to, or parking for any Real Property, nor is there any pending or, to the Knowledge of Seller, threatened condemnation, expropriation, eminent domain or other similar proceeding affecting all or any portion of any Location, or access to, or parking for any Location.

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5.17Bonds.  All surety or other bonds that Seller maintains in connection with its operation of the Business are listed on Schedule 5.17 and, to the Knowledge of Seller, no other surety or other bonds will be required by Purchaser at the Closing to conduct the Business.  All such surety or other bonds are in full force and effect, and Seller is not in default under any of such surety or other bonds, and there has been no occurrence nor, to the Knowledge of Seller, does any condition or circumstance exist that, with either notice or passage of time or both, would result in or constitute a default by Seller under any of such surety or other bonds.

5.18Material Contracts.

(a)Schedule 5.18(a) contains a complete and accurate list, and, upon the written request of Purchaser, Seller shall make available to Purchaser, true and complete copies (or in the case of any oral Contracts, a written summary) of, the following Contracts (the “Material Contracts”):

(i)Assumed Contracts and Leases;

(ii)Contracts that (w) have an unexpired term of one year or more, (x) are executory in whole or in part, (y) are not terminable on sixty (60) days or less notice, and (z) involve expenditures or receipts of Seller in excess of $50,000 per year;

(iii)Contracts providing for payments of commissions to or by any Person based on the sale of Petroleum Inventory;

(iv)Contracts creating an encumbrance on any of the Purchased Assets that will not be discharged at or prior to the Closing;

(v)Contracts relating to the sale or other disposition of any Purchased Assets, except for the sale of Petroleum Inventory in the Ordinary Course of Business;

(vi)all outstanding standby letters of credit, guarantees, subordination and indemnity Contracts, whether or not entered into in the Ordinary Course of Business, under which Seller may become liable for or obligated to discharge, or any Purchased Assets of Seller that are or may become subject to the satisfaction of, any indebtedness, obligations, performance or undertaking of any other Person involving the potential expenditure by Seller after the Effective Date of more than $100,000 in any instance;

(vii)all current and active dealer Contracts to which Seller is a party, including, but not limited to, all supply agreements, consignment agreements, commission agreements and restrictive covenant agreements by and between Seller and Seller’s dealers, managers or operators;

(viii)Contracts pursuant to which Seller is eligible to receive rebates, profit sharing, discounts, credits or similar consideration;

(ix)leases, licenses or other agreements relating to the Seller Real Properties, the Property Seller Real Properties or the Leased Real Properties whereby Seller is the (sub)landlord or (sub)licensor;

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(x)Contracts related to the engagement of, or the performance of services by, any consultant or independent contractor who provides services for Seller at the Locations and involve expenditures in excess of $50,000 per year;

(xi)Contracts imposing any material restriction on such Seller’s right or ability (A) to compete with any other person or entity with respect to any of the Locations, (B) with respect to the Locations, to acquire any product or other asset or any services from any other person or entity, to sell any product or other asset to or perform services for any other person or entity, or to transact business or deal in any other manner with any other person or entity, or (C) to develop any of the Locations;

(xii)Contracts creating or relating to any partnership or joint venture or any material sharing of revenues, profits, losses, costs or liabilities relating to any of the Locations; and

(xiii)each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

(b)Except as set forth on Schedule 5.18(b), to the Knowledge of Seller, each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and limitations on the availability of equitable remedies.

(c)Except as set forth on Schedule 5.18(c), for each Material Contract: (i) Seller is, and at all times has been, in material compliance with all applicable terms and requirements of each of the Contracts to which it is a party; (ii) to the Knowledge of Seller, each other Person that has or had any obligation or liability under any such Contracts is, and at all times has been, in compliance with all applicable terms and requirements of such Contract; (iii) no event has occurred or, to the Knowledge of Seller, no circumstance exists, that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give Seller or other Persons the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract; and (iv) Seller has not given to or received from any Person any notice or other communication regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

(d)Schedule 5.18(d) contains a complete and accurate list, and Seller, upon written request by Purchaser, will make available to Purchaser true and complete copies, of each power of attorney relating to the Purchased Assets that is currently effective and outstanding.

(e)Except as set forth on Schedule 5.18(e), there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any amounts paid or payable to Seller in an amount individually in excess of $100,000, or in the aggregate exceeding $250,000, under any Material Contract, and to the Knowledge of Seller no such demand has been made.

5.19Insurance.  Schedule 5.19 hereto lists all material insurance policies or binders which currently are in effect insuring the Business and/or the Purchased Assets, and copies thereof will be made available to Purchaser. All such policies are in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default or event that,

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with the giving of notice or lapse of time or both, would constitute a default thereunder.  Such policies are in amounts that are customary in relation to the jurisdictions in which the Purchased Assets are located and all premiums to date have been paid in full.  Seller is a “named insured” or an “insured” under such insurance policies, except for title insurance policies on the Property Seller Real Properties.

5.20Real Properties.

(a)Set forth on Schedule 5.20(a) is an accurate and complete list of all leases, subleases or similar occupancy agreements to which Seller is a party relating to the Real Properties, and, except as expressly set forth on Schedule 5.20(a), none of the leases with respect to the Leased Real Property require any consent to the transactions contemplated by this Agreement.  Except as set forth on Schedule 5.20(a), Seller has not received notice, and has no Knowledge, of any material physical defects or conditions or violations of applicable Law with regard to any of the Locations.  Upon written request by Purchaser, Seller shall make available for review by Purchaser complete copies of (i) all vesting deeds, surveys, title commitments and policies, reports, deficiency notices and all other material documents and information concerning the Locations that are in the possession or control of Seller, and (ii) all leases, including any amendments, modifications, assignments or guarantees with respect thereto, related to the Real Properties.  Subject to the leases set forth on Schedule 5.20(a), Seller has sole and exclusive possession of each of the Locations.  Except as set forth on Schedule 5.20(a), Seller has not received written notice of any default under any of the leases listed and described on Schedule 5.20(a) and, to the Knowledge of Seller, no event has occurred that, with the lapse of time or action by a third party, may result in a default under any such lease.

(b)All rents or other payment obligations which have become due in respect of each Leased Real Property have been or will be paid in the Ordinary Course of Business and Seller has complied in all material respects with its obligations under the said leases to which it is a party.

(c)Seller has not assigned, transferred, conveyed, mortgaged, leased, licensed, deeded in trust or encumbered any interest in the Locations other than pursuant to the Permitted Encumbrances, nor has an agreement been entered into to do so, except as set forth on Schedule 5.20(c).  Except as set forth on Schedule 5.20(c), there are no outstanding options, rights of first offer or rights of first refusal to purchase, lease or otherwise acquire any right, title or interest in any Location or any portion thereof or interest therein.  Seller has not received or given written notice, and has no Knowledge, of any default under any leases, licenses or other agreements relating to the Locations and, to the Knowledge of Seller, no event has occurred that, with the lapse of time, giving of notice or action by a third party, could result in a default thereunder; and Seller has complied in all material respects with its obligations under the said leases, licenses and agreements.

(d)To the Knowledge of Seller, there is no unrecorded or undisclosed legal or equitable interest or other Lien in or on any of Seller’s interest in the Locations claimed by any Person.

(e)To the Knowledge of Seller, the respective zoning Laws applicable to each Location permits the presently existing improvements thereon and the continuation of the Business presently being conducted thereon.

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(f)Except as set forth on Schedule 5.20(f), Seller has not received any notice of any proposed or planned special tax assessment affecting or increase in assessed valuations of the Locations, and no such assessments or increases are pending or, to the Knowledge of Seller, threatened.

(g)Seller enjoys peaceful and undisturbed possession of the Locations, subject to the rights of any tenants thereof.

5.21Personal Property.  Set forth on Schedule 1.1(d) are accurate and complete lists and summary descriptions of the Tangible Personal Property and the Fuel Equipment.

5.22Environmental Matters.  Except as disclosed on Schedule 5.22:

(a)no written or oral notice, notification, demand, request for information, citation, summons, complaint or order has been received by Seller, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the Knowledge of Seller, threatened by any Governmental Authority or other person or entity with respect to any (i) alleged violation of any Environmental Laws in connection with any of the Real Properties or the Business; (ii) alleged Environmental Liability; (iii) alleged failure by Seller or any tenant, subtenant, licensee or other authorized occupant under Seller of any of the Real Properties to have or comply with any Permit required under any Environmental Laws in connection with the conduct of the Business; (iv) Release of Hazardous Substances; or (v) damages to natural resources;

(b)to the Knowledge of Seller, (i) no surface impoundments, pits or lagoons in which Hazardous Substances are being or have been treated, stored, or disposed of have been located on the Real Properties, (ii) no Hazardous Substances have been found in any potable water used to supply the Real Properties (excluding potable water supplied by Governmental Authorities), and (iii) no polychlorinated biphenyls, radioactive material, urea formaldehyde, lead, asbestos, asbestos-containing material or other Hazardous Substances in an amount or concentration so as to violate Environmental Laws or that would reasonably be expected to give rise to any liability, is or was deposited or Released at, under or on any Locations or the Real Properties;

(c)there are neither any Environmental Liabilities nor, to the Knowledge of Seller, any existing facts or circumstances that would reasonably be expected to result in any Environmental Liabilities;

(d)Seller has made available to Purchaser all environmental investigations, studies and/or audits performed within the 5-year period preceding the Effective Date which are not available in the public domain (i.e. http://app.adem.alabama.gov/eFile/ and http://app.adem.alabama.gov/eFile/UST.aspx) and of which Seller or its consultants have possession or control in relation to the Locations or the Real Properties;

(e)with the exception of petroleum products and Petroleum Inventory, Seller has not transported or arranged for the transportation of any Hazardous Substance to any location which is either listed or proposed for listing on the National Priorities List under CERCLA or any similar state list, or, to the Knowledge of Seller, which is the subject of federal, state or local actions regarding the Release of Hazardous Substances or other investigations which may lead to claims for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including but not limited to, claims under CERCLA or analogous state environmental clean-up laws; and

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(f)Seller and, to the Knowledge of Seller, any tenant, subtenant, licensee or other authorized occupant under Seller of any of the Real Properties are, and have been for the 5-year period preceding the Effective Date, in material compliance with all Environmental Laws and Permits required by Environmental Laws, including, but not limited to, those relating to the construction, maintenance, compliance and use of underground storage tanks and appurtenances thereto at all Locations.  To the Knowledge of Seller, it is, and has been for the 5-year period preceding the Effective Date, in material compliance with the EPA Renewable Fuel Standard requirements, including but not limited to the generation of Renewable Identification Numbers (“RINs”) in conformity therewith.  To the Knowledge of Seller, all RINs issued to date in connection with the Business have been issued in accordance with the EPA Renewable Fuel Standard requirements.

(g)The Parties acknowledge that the representations and warranties contained in this Section 5.22 (Environmental Matters) control over the general representations and warranties contained in Section 5.9 (Compliance With Laws; Permits) as they both may apply to the Environmental Laws.

5.23Intellectual Property.  Except as disclosed on Schedule 5.23, Seller owns or has the right to use, free and clear of all Liens, all Intellectual Property necessary to conduct the Business as presently conducted except where the failure to so own or have such rights, or the presence of such Liens, does not have, individually or in the aggregate, a Material Adverse Effect.  To the Knowledge of Seller, no third Person is currently infringing upon, misappropriating, diluting or otherwise violating the Intellectual Property used in the Business.  The operation of the Business has not and does not materially infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any third Person.  No claim is pending or, to the Knowledge of Seller, has been threatened against Seller, and Seller has not received any written threat, charge, claim, demand, notice or complaint, in each case within the last three (3) years, challenging the use or ownership by Seller of any Intellectual Property used in the Business or alleging that the operation of the Business infringes, misappropriates, dilutes or otherwise violates the Intellectual Property of any third Person (including any claim that Company must license any Intellectual Property of any third Person).

5.24Dealer Security Deposits.  Schedule 5.24 contains a true and complete list of all security (or similar) deposits made by Seller’s dealers to Seller under or in connection with the Assumed Contracts, including (a) the specific amounts and forms thereof (i.e., cash, letter of credit, or some other form); (b) the site number to which the deposit corresponds; and (c) the address to which each deposit corresponds (the “Dealer Security Deposits”).  Seller currently holds all the Dealer Security Deposits in accounts to which it has direct and immediate access.  All such Dealer Security Deposits are being held in accordance with the terms of the Assumed Contracts or other agreements to which Seller is a party.  To the Knowledge of Seller, (i) none of the Dealer Security Deposits is subject to any contest, claim, or right of set-off, including any claim relating to the amount or validity of such Dealer Security Deposit, (ii) no such contest, claim, or right has been threatened or asserted, and (iii) no event has occurred or circumstance exists which is likely to give rise to or serve as a basis for the commencement of any such contest or claim.

5.25Insolvency. Neither Seller nor Shareholder has (i) filed a voluntary petition in bankruptcy or any pleading seeking any reorganization, liquidation, dissolution or composition or other settlement with creditors under any law; (ii) admitted or failed to contest the material allegations of any such pleading filed against Seller or Shareholder; (iii) been adjudicated a

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bankrupt or insolvent; (iv) been in receivership or dissolution; (v) made any assignment for the benefit of creditors; or (vi) admitted in writing its inability to pay its debts as they mature. To the Knowledge of Seller, Seller is current in its payments to any Material Creditor and is not delinquent with respect to any such payments.

5.26Employment.  There are no employment agreements governing the employment of the Seller’s employees other than as employees at-will.  To the Knowledge of Seller, none of the Seller’s employees are represented by any union or any collective bargaining agreement.  No labor organization or group of employees of Seller has made a pending demand for recognition or certification and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Seller, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.  During the thirty-six (36) months preceding the Effective Date, Seller has not received notice (i) of any currently pending or threatened charges or complaints regarding Seller’s employees or employment practices; or (ii) that any employment-related practice or policy is under currently pending or threatened audit or investigation.  No Seller benefit or compensation plan, program, agreement, arrangement or policy is subject to Title IV of ERISA.  No contingent or other liability with respect to which Seller has or could have any liability exists under Title IV of ERISA to the Pension Benefit Guaranty Corporation (the PBGC) or to any such plan sponsored by Seller or any plan sponsored by an employee organization that provides benefits to Seller’s employees, and no assets of Seller are subject to a lien under Section 4064 or 4068 of ERISA.  Seller does not maintain or contribute to or have any “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA or any compensation plan, program, agreement, arrangement or policy that is a “multiple employer plan” as such term is defined in the Code.

5.27PPACA. Seller is in compliance in all material respects with the Patient Protection and Affordable Care Act (PPACA), there are no outstanding notices of any uncorrected violations of the PPACA, Seller is not liable for any penalties under the PPACA nor will Seller have any obligation to pay penalties related to any portion of a calendar year for the duration this Section 5.27.

5.28Sufficiency of Purchased Assets.  Except for the Excluded Assets, to the Knowledge of Seller, the Purchased Assets constitute all of the assets, property and contractual rights relating to, used in connection with, and necessary to conduct the Business consistent with Seller’s practices since the Balance Sheet Date.

5.29Correct and Completeness.  This Agreement, the Exhibits and Schedules attached hereto, and the Updated Volume Statements to be furnished by Seller to Purchaser are or shall be true, correct and complete in all material respects and do not and will not include any untrue statement of a material fact.

VI.   REPRESENTATIONS AND WARRANTIES OF PROPERTY SELLERS

Each Property Seller hereby separately represents and warrants to Purchaser as follows:

6.1Organization and Good Standing.  Each Property Seller that is an entity is duly organized, validly existing, and in good standing under the Laws of the State of Alabama and has the organizational power and authority to own or lease its assets and to carry on its business as now

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conducted, except where failure to have such requisite corporate or similar power or authority would not be reasonably likely to have a Material Adverse Effect.  No Property Seller is in default under or in violation of any provisions of its certificate of formation, or bylaws or limited liability company agreement.  Each Property Seller that is an individual is legally competent to enter into and perform this Agreement, and has the authority to convey his or her respective Property or Properties.  Upon written request by Purchaser, true and correct copies of a Property Seller’s organizational documents, as in effect on the date hereof, will be made available by the Property Seller to Purchaser.

6.2Authorization; Enforceability; Absence of Conflicts.  Each Property Seller has the legal capacity to own and hold his, hers or its respective Real Property or Real Properties.  Each Property Seller has full power and authority to enter into and perform his, her or its obligations under this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by such Property Seller in connection with the consummation of the transactions contemplated by this Agreement (all such other agreements, documents, instruments and certificates required to be executed by Property Sellers being hereinafter referred to, collectively, as the “Property Sellers Documents”).  This Agreement has been, and the Property Seller Documents will be at or before the Closing, duly executed and delivered by such Property Seller and, assuming the due authorization, execution and delivery by the other Parties hereto and thereto, this Agreement constitutes, and the Property Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of such Property Seller, enforceable against such Property Seller according to their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.  None of the execution and delivery by Property Sellers of this Agreement and the Property Seller Documents, or the consummation of the transactions contemplated hereby or thereby, or compliance by such Property Seller with any of the provisions hereof or thereof, will (x) conflict with, violate, result in the breach or termination of, or constitute a default under, any agreement to which such Property Seller is a party or by which he, she or it or any of  his, her or its properties or assets is bound or subject, (y) constitute a violation of any Law applicable to any Property Seller or (z) conflict with, or result in a violation of, any provision of any Property Seller’s articles of incorporation or organization, or bylaws or operating agreement.

6.3Consents and Approvals.  Except as set forth on Schedule 6.3, no consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of any Property Seller in connection with the execution and delivery of this Agreement or the Property Seller Documents or the compliance by a Property Seller with any of the provisions hereof or thereof.

6.4Litigation.  Except as set forth in Schedule 6.4, there are no actions, suits, proceedings at law or in equity, or any arbitrations or any administrative or other proceedings pending, or, to the Knowledge of Property Sellers, threatened, against or affecting any Property Seller or the Property Seller Real Properties.  None of the matters set forth on Schedule 6.4 would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Property Sellers or seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement or questions the validity or enforceability of this Agreement, the Property Seller Documents or any action taken or to be taken by Property Sellers in

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connection with the consummation of the transactions contemplated hereby or thereby.  The Parties acknowledge that Property Sellers will periodically update Schedule 6.4 between the Effective Date and the Closing Date to add actions, suits, etc. commenced after the Effective Date.  If any update to Schedule 6.4 includes any actions, suits, etc. that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business or seek to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement or question the validity or enforceability of this Agreement, the Property Sellers Documents or any action taken or to be taken by Property Sellers in connection with the consummation of the transactions contemplated hereby or thereby, then Purchaser shall have the right to terminate this Agreement and upon the termination the Deposit and any other amounts deposited by Purchaser shall be promptly refunded to Purchaser. If any update to Schedule 6.4 includes any actions, suits, etc. that would reasonably be expected to, individually or in the aggregate, materially and adversely affect any Location, then Purchaser may elect to exclude some or all of the affected Locations and Tangible Personal Property located thereon from the Purchased Assets, reduce the Purchase Price by the value(s) of the excluded Locations set forth on Schedule 1.1(a) and proceed with Closing.

6.5Title to Purchased Assets.  Each Property Seller has good and marketable title to the Property Seller Real Properties owned by them as set forth on Schedule 1.1(a) free and clear of all Liens, except the Permitted Encumbrances.  Upon written request by Purchaser, Property Sellers shall make available for review by Purchaser complete copies of all surveys, reports, studies or analyses or deficiency notices concerning the Property Seller Real Properties that are in the possession or control of Property Sellers.

6.6Brokerage Fees.  Except as set forth in Section 8.9, no Property Seller is a party to any contract or undertaking to pay any broker’s, finder’s or financial advisor’s fee in connection with the origin, negotiation, execution or performance of this Agreement.

6.7FIRPTA Status.  No Property Seller is a “foreign person” as defined in FIRPTA, and each Property Seller agrees to execute and deliver to Purchaser an affidavit to that effect, including such each Property Seller’s federal tax identification number, before the Closing.

6.8Taxes.

(a)Each Property Seller has timely filed or caused to be filed, in accordance with applicable Law, all Tax Returns that are required by Law to be filed by, or with respect to, such Property Seller (taking into account any applicable extension of time within which to file) and, to the Knowledge of each Property Seller, all such Tax Returns were true, correct and complete in all material respects.  All Taxes owed by each Property Seller (whether or not shown on any Tax Return) have been timely paid, other than any Taxes being contested in good faith by appropriate proceedings and identified on Schedule 6.8(a).

(b)Except as set forth on Schedule 6.8(b), no Property Seller is currently the subject of a Tax Proceeding by any Governmental Authority and no Tax Proceeding is pending or, to the Knowledge of Property Sellers, threatened.  No Property Seller has entered into a written agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of such Property Seller that has not expired nor is presently contesting any Tax liability before any Governmental Authority.  No Property Seller has received any notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Authority against such Property Seller that has not been fully resolved and paid in full.

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(c)All ad valorem Taxes owed by Property Sellers on the Property Seller Real Property owned by Property Sellers have been timely paid.

(d)No Property Seller is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(e)There are no Liens for Taxes upon the Property Seller Real Properties, other than statutory Liens for current Taxes not yet due and payable or liens identified on Schedule 6.8(e) for Taxes being contested in good faith by appropriate proceedings.

6.9Condemnations.  Except as set forth in Schedule 6.9, no Property Seller has received any written notice of any condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of any Property Seller Real Property, or access to, or parking for any Property Seller Real Property, nor to the Knowledge of any Property Seller is there any pending condemnation, expropriation, eminent domain or other similar proceeding affecting all or any portion of any Property Seller Real Property or Properties, or access to, or parking for any such Property Seller Real Property or Properties.

6.10Real Properties.

(a)Set forth on Schedule 6.10(a) is an accurate and complete list of all leases, subleases or similar occupancy agreements to which each Property Seller is a party relating to the Property Seller Real Properties, and, except as expressly set forth on Schedule 6.10(a), none of the leases with respect to the Property Seller Real Properties require any consent to the transactions contemplated by this Agreement.  Except as set forth on Schedule 6.10(a), no Property Seller has received notice, and has no Knowledge, of any material physical defects or conditions or violations of applicable Law with regard to any of the Locations.  Each Property Seller will make available to Purchaser complete copies of (i) all vesting deeds, surveys, title commitments and policies, reports, deficiency notices and all other material documents and information concerning the Locations that are in the possession or control of such Property Seller, and (ii) true, correct and complete copies of all leases, including any amendments, modifications, assignments or guarantees with respect thereto, related to Property Seller Real Properties.  There are no leases, subleases or similar occupancy agreements to which any Property Seller or any of its Affiliates is a party or which affects any of the Property Seller Real Properties except as listed and described on Schedule 6.10(a).  Subject to the leases set forth on Schedule 6.10(a), each Property Seller has sole and exclusive possession of each of the Locations.  Except as set forth on Schedule 6.10(a), no Property Seller has received written notice of any default under any of the leases listed and described on Schedule 6.10(a) and, to the Knowledge of Property Sellers, no event has occurred that, with the lapse of time or action by a third party, may result in a default under any such lease.

(b)All rents or other payment obligations which have become due in respect of the Property Seller Real Properties have been or will be paid in the Ordinary Course of Business and each Property Seller has complied in all material respects with its obligations under the said leases to which it is a party.

(c)No Property Seller has assigned, transferred, conveyed, mortgaged, leased, licensed, deeded in trust or encumbered any interest in the Locations other than pursuant to the Permitted Encumbrances, nor has an agreement been entered into to do so, except as set forth on Schedule 6.10(c).  Except as set forth on Schedule 6.10(c), there are no outstanding options, rights of first offer or rights of first refusal to purchase, lease or otherwise acquire any right, title or interest in any Location or any portion thereof or interest therein.  No Property Seller has received

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or given written notice, and has no Knowledge, of any default under any leases, licenses or other agreements relating to the Locations and, to the Knowledge of Property Sellers, no event has occurred that, with the lapse of time, giving of notice or action by a third party, could result in a default thereunder; and each Property Seller has complied in all material respects with its obligations under the said leases, licenses and agreements.

(d)To the Knowledge of Property Sellers, there is no unrecorded or undisclosed legal or equitable interest or other Lien in or on any of Property Seller’s interest in the Locations claimed by any Person.

(e)To the Knowledge of Property Sellers, the respective zoning Law applicable to each Location permits the presently existing improvements thereon and the continuation of the Business presently being conducted thereon.

(f)Except as set forth on Schedule 6.10(f), no Property Seller has received any notice of any proposed or planned special tax assessment affecting or increase in assessed valuations of the Locations, and no such assessments or increases are pending or, to the Knowledge of Property Sellers, threatened.

(g)Each Property Seller enjoys peaceful and undisturbed possession of the Locations, subject to the rights of any tenants thereof set forth in the leases listed in Schedule 6.10(a).

(h)No Property Seller is obligated under and is not a party to any agreement or contract pursuant to which it has the obligation to hereafter purchase or otherwise acquire any real property or interest therein, which agreement or contract is part of the Assumed Contracts.

6.11Environmental Matters.  Except as disclosed on Schedule 6.11:

(a)no written or oral notice, notification, demand, request for information, citation, summons, complaint or order has been received by any Property Seller, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the Knowledge of any Property Seller, threatened by any Governmental Authority or other person or entity with respect to any (i) alleged violation of any Environmental Laws in connection with any of the Real Properties or the Business; (ii) alleged Environmental Liability; (iii) alleged failure by any Property Seller or any tenant, subtenant, licensee or other authorized occupant under any Property Seller of any of the Real Properties to have or comply with any Permit required under any Environmental Laws in connection with the conduct of the Business; (iv) Release of Hazardous Substances; or (v) damages to natural resources;

(b)to the Knowledge of each Property Seller, (i) no surface impoundments, pits or lagoons in which Hazardous Substances are being or have been treated, stored, or disposed of have been located on the Real Properties, (ii) no Hazardous Substances have been found in any potable water used to supply the Real Properties (excluding potable water supplied by Governmental Authorities), and (iii) no polychlorinated biphenyls, radioactive material, urea formaldehyde, lead, asbestos, asbestos-containing material or other Hazardous Substances in an amount or concentration so as to violate Environmental Laws or that would reasonably be expected to give rise to any liability or is or was deposited or Released at, under or on any Locations or the Real Properties;

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(c)there are neither any Environmental Liabilities nor, to the Knowledge of any Property Seller, any existing facts or circumstances that would reasonably be expected to result in any Environmental Liabilities;

(d)each Property Seller has made available to Purchaser all environmental investigations, studies and/or audits performed within the 5-year period preceding the Effective Date which are not available in the public domain (i.e. http://app.adem.alabama.gov/eFile/ and http://app.adem.alabama.gov/eFile/UST.aspx) and of which such Property Seller or its consultants have possession or control in relation to the Locations or the Real Properties;

(e)with the exception of petroleum products and Petroleum Inventory, no Property Seller has transported or arranged for the transportation of any Hazardous Substance to any location which is either listed or proposed for listing on the National Priorities List under CERCLA or any similar state list, or, to the Knowledge of each Property Seller, which is the subject of federal, state or local actions regarding the Release of Hazardous Substances or other investigations which may lead to claims for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including but not limited to, claims under CERCLA or analogous state environmental clean-up laws; and

(f)each Property Seller and, to the Knowledge of each Property Seller, any tenant, subtenant, licensee or other authorized occupant under any Property Seller of any of the Real Properties are, and have been for the 5-year period preceding the Effective Date, in material compliance with all Environmental Laws and Permits required by Environmental Laws, including, but not limited to, those relating to the construction, maintenance, compliance and use of underground storage tanks and appurtenances thereto at all Locations.

(g)The Parties acknowledge that the representations and warranties contained in this Section 6.11 (Environmental Matters) control over the general representations and warranties contained in Section 6.14 (Compliance With Laws; Permits) as they both may apply to the Environmental Laws.

6.12Insurance.  Schedule 6.12 hereto lists all material insurance policies or binders acquired by Property Sellers which currently are in effect insuring the Property Seller Real Properties, and copies thereof will be made available to Purchaser. All such policies are in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default thereunder.  Such policies are in amounts that are customary in relation to the jurisdictions in which the Property Seller Real Properties are located and all premiums to date have been paid in full.  Property Sellers are a “named insured” or an “insured” under such insurance policies.

6.13Material Contracts. Except as set forth in Schedule 6.13 and the lease(s) to Seller, as lessee, there are no Material Contracts to which any Property Seller is a party that affect the Property Seller Real Properties.

6.14Compliance With Laws; Permits. To the Knowledge of each Property Seller, no Property Seller is in violation of any such Law or governmental order in any material respect, and no Property Seller has received notice of any alleged violation of, nor citation for noncompliance with, any Law (except for minor violations or events of noncompliance which have been cured or remedied) including, without limitation, all applicable Laws relating to employment, employee benefits, and the Americans With Disabilities Act, relating to the Business or the Purchased Assets, except in each case, to the Knowledge of Property Sellers, as set forth on Schedule 6.14.  Each

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Property Seller holds in its name all material Permits required by Law for its ownership of the respective Property Seller Real Property, all such Permits being listed on Schedule 6.14.  Except as set forth on Schedule 6.14, all such Permits are in full force and effect, and no Property Seller is in default (or with the giving of notice or lapse of time or both, would be in default) under any such Permits in any material respect, and there are no proceedings pending, or to the Knowledge of Property Sellers, threatened, that seek the revocation, cancellation, suspension or adverse modification thereof. To the Knowledge of Property Sellers, there are no events or conditions arising out of the operations of Property Sellers that would prevent Purchaser from obtaining licenses, Permits, certificates, and approvals necessary to carry on the operations of Property Sellers as now conducted. A list of all Permit-related violations or citations issued with respect to any Location in the last three (3) years or which are unresolved, regardless of when issued, is set forth on Schedule 6.14, and Property Sellers will make available to Purchaser all material documentation relating to such violations or citations.

VII.   REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller and Property Sellers as follows:

7.1Organization and Good Standing.  Purchaser is a Delaware limited partnership duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has the organizational power and authority to own its property and to carry on its business as now conducted and to enter into and to carry out the terms and conditions of this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated by this Agreement (all such other agreements, documents, instruments and certificates required to be executed by Purchaser being hereinafter referred to, collectively, as the “Purchaser Documents”) and to perform fully its obligations hereunder and thereunder.

7.2Authorization; Enforceability; Absence of Conflicts.  The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document has been duly authorized and approved by all necessary action on the part of Purchaser.  This Agreement has been, and Purchaser Documents will be at or before the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other Party hereto and thereto) this Agreement constitutes, and the Purchaser Documents when so executed and delivered will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser according to their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.  None of the execution and delivery by Purchaser of this Agreement and the Purchaser Documents, or the consummation of the transactions contemplated hereby or thereby, or compliance by Purchaser with any of the provisions hereof or thereof, will (x) conflict with, or result in the breach of, any provision of the organizational or governing documents of Purchaser, (y) conflict with, violate, result in the breach or termination of, or constitute a default under, any agreement to which Purchaser is a party or by which it or any of its properties or assets is bound or subject or (z) constitute a violation of any Law applicable to Purchaser.

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7.3Consents and Approvals.  Except as set forth on Schedule 7.3, no consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof.

7.4Litigation.  There is no legal proceeding pending or, to the Knowledge of Purchaser, threatened against Purchaser that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement or that questions the validity of this Agreement, the Purchaser Documents or any action taken or to be taken by Purchaser in connection with the consummation of the transactions contemplated hereby or thereby.

7.5Brokerage Fees.  None of Purchaser or any of its Affiliates is a party to any contract or undertaking to pay any broker’s, finder’s or financial advisor’s fee in connection with the origin, negotiation, execution or performance of this Agreement.

7.6Financial Capacity.  Purchaser has the net worth, financial standing, access to required liquidity and the necessary borrowing capacity to complete the transactions contemplated by this Agreement.

VIII.   ADDITIONAL AGREEMENTS AND COVENANTS

8.1Access to Information; Due Diligence.

(a)During the Study Period, upon reasonable written notice by Purchaser, Seller and Property Sellers shall:  (i) afford the officers, employees, agents, accountants, counsel, financing sources and representatives of Purchaser reasonable access, during normal business hours and with reasonable prior notice, to the offices, properties, plants, other facilities, books and records of Seller and Property Sellers, and (ii) furnish or make available to the officers, employees, agents, accountants, counsel, financing sources and representatives of Purchaser such additional financial and operating data, legal and other information regarding the Purchased Assets, Material Contracts, properties, key employees, suppliers, liabilities and goodwill of Seller (or legible copies thereof) as Purchaser may from time to time reasonably request in writing.  In addition, within ten (10) days after the end of each calendar month during the Study Period, the Seller shall provide the Purchaser with Location-specific monthly gallon volumes for the previous month (the “Updated Volume Statements”).

(b)During the Study Period, Purchaser shall be permitted to conduct its due diligence of the Purchased Assets, including, but not limited to, title examination, environmental diligence (as further set forth in this Agreement), Real Properties inspections, surveys, confirmatory financial diligence and any other diligence reasonably required by Purchaser.  If the confirmatory financial due diligence discloses material inaccuracies in the Financial Statements, Volume Statements or Updated Volume Statements for a Location (each an “Inaccuracy”), prior to the end of the Study Period Purchaser shall give Seller written notice of each Inaccuracy (on a Location-by-Location basis).  Seller shall have until the Closing to resolve to the reasonable satisfaction of Purchaser each Inaccuracy.  If an Inaccuracy is not resolved to the reasonable satisfaction of Purchaser prior to Closing, the Parties shall agree upon a reduction in the value(s) of the applicable Real Property(ies) and proceed with Closing.  If the Parties cannot agree to such Purchase Price reduction(s) prior to the Closing, Purchaser may elect to exclude some or all of the Locations and

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Tangible Personal Property located thereon subject to an Inaccuracy to which the Parties cannot agree to a Purchase Price reduction from the Purchased Assets, reduce the Purchase Price by the value(s) of the excluded Locations set forth on Schedule 1.1(a) and proceed with Closing on the balance of the Purchased Assets.

8.2Environment Site Assessment.  At Purchaser’s sole expense and subject to a schedule mutually agreed to by Purchaser and Seller, Purchaser shall have the right to perform an Environmental Site Assessment (“ESA”) at the Locations during the Study Period, provided each ESA conforms to Schedule 8.2, does not damage or unreasonably interfere with the operation of the Locations and Purchaser provides Seller with electronic access to copies of the final ESA reports promptly after they are issued.  Purchaser shall indemnify and hold Seller, Shareholder and Property Sellers harmless from the acts of Purchaser and/or Purchaser’s agents, employees or contractors in performing the ESA.  Purchaser shall return each Location to its previous condition upon completion of its activities in connection with the ESA. If Purchaser determines the results from an ESA are unsatisfactory, Purchaser shall give Seller and Property Seller written notice of the unsatisfactory condition(s) as set forth in Section 8.11 below and, thereafter, Section 8.11 shall govern Seller’s obligations regarding such unsatisfactory results.   Purchaser acknowledges that all information generated by or as the result of an ESA is Confidential Information.  If Purchaser’s due diligence reveals any condition at a Real Property that requires disclosure to any Governmental Authority, Purchaser shall immediately (a) notify Seller thereof, and (b) provide all data and analysis concerning the condition acquired during the due diligence process including, without limitation, the ESA.  Purchaser acknowledges that applicable rules (including particularly ADEM Administrative Code rule 333-6-15-.22) may require notification to a Governmental Authority within twenty-four (24) hours of the occurrence, and Purchaser agrees to take all reasonable steps necessary to support the ability of Seller or Shareholder, as the case may be, to meet this obligation.  Except as provided by Law, in such event, at all times prior to the Closing, Seller, and not Purchaser, Purchaser’s agents, or anyone acting on Purchaser’s behalf, shall make such legal determinations regarding disclosures as Seller deems appropriate.

8.3Purchaser Acknowledgments.  Purchaser specifically acknowledges that, except for Seller’s and Property Sellers’ representations in this Agreement or in the Seller Documents and the Property Sellers Documents, and subject to Seller’s and Property Sellers’ obligations as contained in this Agreement, the Seller Documents and the Property Sellers Documents, Purchaser is not relying on any representations or warranties of any kind whatsoever, express or implied, from Seller, Property Sellers, Shareholder, MCMG, or any director, officer, employee, representative, broker or other agent of any of them, as to any matters concerning the Purchased Assets and/or the Business, including: (a) the condition or safety of the Real Properties or any improvements thereon, including plumbing, sewer, heating and electrical systems, roofing, air conditioning, if any, foundations, soils and geology, lot size, or suitability of the Real Properties or their improvements; (b) whether the appliances, if any, plumbing or utilities are in working order; (c) the habitability or suitability for occupancy of any structure and the quality of its construction; (d) the fitness or condition of any personal property; (e) whether the fixtures or improvements, including the Fuel Equipment, are structurally sound, in good condition, or in compliance with applicable Laws; (f) the profits or losses relating to the Business; (g) the legal or tax consequences of this Agreement or the transactions contemplated hereby; (h) the environmental condition of the Real Properties, including but not limited to the possible presence of petroleum products and/or Hazardous Substances in, under or near the Real Properties; and (i) the completeness or accuracy of any information provided to Purchaser by Seller or Property Sellers or their agents.  Purchaser understands the legal significance of the foregoing provisions and acknowledges that they are a material inducement to Seller’s and Property Sellers’ willingness to enter into this Agreement.

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8.4Disclaimer of Other Representations and Warranties.  EXCEPT FOR SELLER’S AND PROPERTY SELLERS’ COVENANTS AND REPRESENTATIONS IN THIS AGREEMENT, THE SELLER DOCUMENTS AND/OR THE PROPERTY SELLERS DOCUMENTS, PURCHASER AGREES THAT THE PURCHASED ASSETS SHALL BE SOLD AT CLOSING STRICTLY ON AN “AS IS, WHERE IS, WITH ALL FAULTS” BASIS, WITH NO RIGHT OF SET-OFF OR REDUCTION IN THE PURCHASE PRICE EXCEPT FOR ADJUSTMENTS EXPRESSLY CONTEMPLATED BY THIS AGREEMENT AND THAT, EXCEPT FOR SELLER’S AND PROPERTY SELLERS’ REPRESENTATIONS SET FORTH IN THIS AGREEMENT, THE SELLER DOCUMENTS AND/OR THE PROPERTY SELLERS DOCUMENTS, THE SALE OF THE PURCHASED ASSETS AND OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SHALL BE WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF INCOME POTENTIAL, OPERATING EXPENSES, USES, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND SELLER AND PROPERTY SELLERS DO HEREBY DISCLAIM AND RENOUNCE ANY SUCH REPRESENTATION OR WARRANTY.  NOTHING IN SECTION 8.3 OR THIS SECTION 8.4 SHALL BE CONSTRUED OR INTERPRETED TO RESTRICT, LIMIT OR DIMINISH, OR OTHERWISE ADVERSELY AFFECT, PURCHASER’S RIGHT TO CLAIM BREACH OF ANY REPRESENTATION OR WARRANTY OF SELLER OR ANY PROPERTY SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY SELLER DOCUMENT AND/OR PROPERTY SELLERS DOCUMENT AND TO SEEK REMEDIES FOR SUCH BREACH PURSUANT TO THIS AGREEMENT OR SUCH SELLER DOCUMENT AND/OR PROPERTY SELLERS DOCUMENT, AS APPLICABLE, AT LAW OR IN EQUITY.

8.5Announcements.  Before the Closing, neither Purchaser, Seller nor any Property Seller shall make any public announcements concerning the execution and delivery of this Agreement or the transactions contemplated hereby without first obtaining the prior written consent of the other Parties, except as may be required by applicable Law or agreement with any securities exchange, and except that Seller or Property Sellers may disclose this Agreement to any lender holding a lien on any Purchased Asset or otherwise subject to this Agreement and to any landlord or lender of Seller or Property Sellers in order to comply with such Party’s obligations hereunder, and Purchaser, Seller or Property Sellers may disclose the identity of the other Parties and terms of this Agreement to their employees, vendors, outside counsel or other outside professionals on a need to know basis in connection with consummating the transactions contemplated by this Agreement.  If a disclosure is required by a fuel supplier agreement or applicable Law or agreement with any securities exchange, the disclosing Party shall make reasonable efforts to afford the other Parties an opportunity to review and comment on the proposed disclosure before the making of such disclosure.

8.6Notice of Developments.  Prior to the Closing, Seller shall promptly notify Purchaser in writing of (a) all events, circumstances, facts and occurrences arising subsequent to the Effective Date which could result in any breach of a representation or warranty or covenant of Seller in this Agreement or which could have the effect of making any representation or warranty of Seller in this Agreement untrue or incorrect in any respect and (b) all other material developments affecting the Purchased Assets, Liabilities, Business, financial condition, operations, results of operations, customer or supplier relations, employee relations or prospects of Seller.  The foregoing notifications, if any, do not relieve Seller of its obligations under Section 9.2(a) below.

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8.7Insurance and Casualty.  Shareholder covenants and agrees to cause Seller to keep the Purchased Assets and the Business insured, at Seller’s expense, in such amounts as presently insured through the Closing.  On any material damage to or destruction of a Real Property before Closing, the Closing shall nevertheless proceed; provided, however, that unless before Closing the same shall have been restored by Seller, Property Seller or Seller’s landlord, as applicable, to its condition as of the date hereof, at the Closing, Seller shall be entitled to the benefit of any insurance proceeds due Seller as a result of such damage or destruction and Seller shall diligently complete the repair of such Real Property after the Closing but in no event more than one hundred eighty (180) days post-Closing

8.8Condemnation.  If before the Closing, any of the Real Properties are taken, or noticed for taking, by eminent domain, Seller or Property Sellers, as applicable, shall promptly give Purchaser written notice thereof and the Closing shall nevertheless proceed; provided that (i) if the portion of a Real Property taken by eminent domain does not materially and adversely affect the use of the Real Property in the Business, as determined in Purchaser’s reasonable discretion, Purchaser shall purchase said Real Property at the Closing and Purchaser shall be entitled to any proceeds attributable to such taking, or (ii) if the portion of the Real Property taken by eminent domain materially and adversely affects the use of the Real Property in the Business, as determined in Purchaser’s reasonable discretion, Purchaser shall exclude the Real Property and the Tangible Personal Property located thereon from the Purchased Assets, reduce the Purchase Price by the value of the Real Property set forth on Schedule 1.1(a) and proceed to Closing on the balance of the Purchased Assets, and Seller shall be entitled to any proceeds attributable to such taking.

8.9MCMG; Payment of Brokers.  Purchaser acknowledges that Seller, Property Sellers and/or Shareholder have retained MCMG Capital Advisors, Inc. (“MCMG”) to act as financial advisor in connection with the sale of the Purchased Assets and the transactions contemplated by this Agreement.  Seller and/or Property Sellers shall be responsible for any and all fees due to MCMG.  Each Party shall be responsible for any brokerage commission or other fees legally determined to be due to any broker or advisor claiming by, through or under such Party and, as between Seller, Property Sellers and Purchaser, shall also be responsible for any loss, liability, damage, cost or expense (including, without limitation, reasonable attorneys’ fees) paid or incurred by the other Party by reason of any claim to any such broker’s, finder’s or other fee in connection with the transactions contemplated by this Agreement by any such broker or advisor.

8.10Regulatory Matters; Third Party Consents.

(a)Purchaser and Seller shall cooperate with each other and (i) shall use their reasonable best efforts promptly to prepare and to file all necessary documentation, and to effect all applications, notices, petitions and filings, with each Governmental Authority that are necessary or advisable to consummate the transactions contemplated by this Agreement, and (ii) shall use their reasonable best efforts to obtain as promptly as practicable any permit, consent, approval, waiver or authorization of such Governmental Authority that is necessary or advisable to consummate the transactions contemplated by this Agreement.

(b)Purchaser and Seller shall cooperate with each other and (i) shall use their reasonable best efforts promptly to prepare and to file all necessary documentation, and to effect all applications, notices, petitions and filings, with each third party (other than a Governmental Authority) that are necessary or advisable to consummate the transactions contemplated by this

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Agreement, and (ii) shall use their reasonable best efforts to obtain as promptly as practicable any permit, consent, approval, waiver or authorization that is necessary or advisable to consummate the transactions contemplated by this Agreement, and (iii) Seller shall use its reasonable best efforts to obtain as promptly as practicable a commercially reasonable estoppel certificate from the counterparty to the leases or license agreements set forth on Schedule 8.10(b); provided, however, that such cooperation shall not include any requirement of Seller, Purchaser or their Affiliates to expend material amounts of money, commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party.

(c)To the extent permitted by applicable Law or agreement with any securities exchange, Purchaser and Seller shall have the right to review in advance, and Purchaser and Seller shall consult with each other with respect to, in each case subject to applicable Laws relating to the exchange of information, any filing made with, or written materials submitted to, any Governmental Authority or any other third party in connection with the transactions contemplated by this Agreement.  Purchaser and Seller shall consult with each other with respect to the obtaining of any permit, consent, approval or authorization of a Governmental Authority or other third party necessary or advisable to consummate the transactions contemplated by this Agreement and each Party shall keep the other apprised of the status of obtaining any such permit, consent, approval or authorization.  The confidentiality of any information obtained by a Party from another Party to this Agreement under this Section 8.10 shall be maintained in accordance with the terms of the Confidentiality Agreement.  The Party responsible for any such filing shall promptly deliver to the other Party evidence of the filing of all applications, filings, registrations and notifications relating thereto, and any supplement, amendment or item of additional information in connection therewith.  The Party responsible for a filing shall keep the other Party apprised of the receipt of each notice, order, opinion and other item of correspondence received from or sent to any Governmental Authority by such filing Party in respect of any such application.  In exercising the foregoing rights and obligations, Purchaser and Seller shall act reasonably and promptly.

(d)Purchaser and Seller shall, upon request, furnish each other (on an outside counsel only basis where appropriate) with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Purchaser and/or Seller to or with any Governmental Authority in connection with the transactions contemplated by this Agreement (except to the extent that such information would be, or relates to information that would be, filed under a claim of confidentiality).

(e)Purchaser and Seller shall promptly advise each other upon receiving any substantive, non-ministerial communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed.

(f)Notwithstanding anything to the contrary contained herein, Purchaser and Seller, and if required Property Sellers, shall make an appropriate filing of notification and report form pursuant to the HSR Act with respect to the transactions contemplated hereby within five (5) Business Days after the Effective Date.  Purchaser and Seller shall furnish each other all such necessary information and reasonable assistance as the other may request in connection with its preparation of the necessary filings or submissions under the HSR Act.  Purchaser and Seller shall

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supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act.  Purchaser and Seller agree to use their reasonable best efforts to obtain early termination of the waiting period under the HSR Act and obtain any necessary approvals or permits in connection therewith.  Purchaser shall bear the filing fee associated with any HSR Act filings made pursuant to this Section 8.10(f).

8.11Environmental Responsibilities.

(a)If the results of an ESA conducted by Purchaser during the Study Period reveal Releases of Hazardous Substances at any of the Real Properties which are required to be reported to ADEM, and which have not been previously reported to ADEM, then Purchaser shall advise Seller and Seller shall promptly, but in all cases prior to the Closing, report the same to ADEM.

(b)If the results of an ESA conducted by Purchaser during the Study Period indicate (i) an actual or suspected Release, or (ii) a required repair to an underground storage tank, line or component (a “Compliance Repair”), or (iii) another material noncompliant condition involving Hazardous Substances, such as drums of unknown materials, friable asbestos, etc. (a “Noncompliant Condition”) (each an “Objection”), Purchaser shall, within five (5) Business Days after Purchaser’s receipt of such ESA (but in no event later than the last day of the Study Period), give Seller and Property Seller written notice of each Objection.

(i)Seller agrees that Objections involving Compliance Repairs and Noncompliant Conditions shall be corrected at Seller’s sole cost and expense prior to the Closing.

(ii)For Objections involving an actual or suspected Release, Seller agrees that it shall undertake Remedial Measures for each such actual or suspected Release pursuant to Section 8.11(c).

(c)Remedial Measures.  Seller agrees to undertake and diligently complete (as set forth in Section 8.11(d)), at its sole cost and expense, all Remedial Measures required by Law at the Real Properties consistent with a commercial use standard in connection with matters (i) specifically listed on Schedule 5.22, and (ii) related to actual or suspected Releases of Hazardous Substances occurring and discovered prior to the Closing Date, identified in an Objection and requiring investigation or remediation by applicable Environmental Laws.  For purposes of clarity, Seller shall have no obligation with respect to Remedial Measures at the Real Properties for any Releases of Hazardous Substances that are first discovered after the Closing.  “Remedial Measures” shall consist of the activities taking place on or after the Effective Date reasonably required by applicable Law and by ADEM or other applicable Governmental Authority to investigate, assess, remediate and/or monitor such Releases to achieve a commercial use standard consistent with all applicable Law and regulatory requirements, including but not limited to the use of monitored natural attenuation and the implementation of institutional and engineering controls, provided such use and implementation does not materially interfere with or restrict Purchaser’s existing use or operation of the Real Properties.  Remedial Measures do not include activities that exceed what is required by Law, ADEM or other applicable Governmental Authority for the existing uses of the Real Properties.  Seller and Purchaser shall cooperate with each other in the performance of the Remedial Measures, including execution of documents that may be necessary to obtain reimbursement and providing each other with a reasonable period of time to review and comment

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on any proposed submissions to Governmental Authorities or any proposed Remedial Measures.  In addition, at the Closing Purchaser and Seller shall each execute and deliver an Access Agreement in substantially the form attached hereto as Exhibit F (the “Access Agreement”) for each Location where Seller will be conducting Remedial Measures after the Closing.

(d)Seller’s obligation to conduct Remedial Measures for a Real Property shall be deemed complete for purposes of this Agreement only upon receipt by Seller of a written letter, order or statement from ADEM or other appropriate Governmental Authority stating that, subject to the agency’s usual and customary reservation of rights, it will not require Seller to perform further Remedial Measures with respect to the Release (the “No Further Action Letter”).  If requested to do so by ADEM or other Governmental Authority in connection with the performance of the Remedial Measures or the issuance of the No Further Action Letter, the Parties acknowledge that Seller may be asked to place reasonable activity and use limitations on the Real Properties, including, if requested, prohibiting the use of groundwater under the Real Properties for potable purposes and/or restricting the use of the Real Properties to non-residential purposes; provided, however, that Purchaser shall not be obligated to accept such activity and use limitations if they would materially interfere or restrict Purchaser’s current use or operation of the Real Properties or materially diminish the value of the Real Properties, and provided further, that any such restrictions must be approved by Purchaser in writing.  Seller shall promptly provide a copy of the No Further Action Letter to Purchaser upon receipt.

(e)Except for breaches of the representation and warranty set forth in Section 5.22 and the obligations of Seller set forth in this Section 8.11, Seller shall have no other obligation to Purchaser, and Purchaser hereby releases and discharges Seller, for any liabilities, costs, expenses, losses, damages or claims, whether arising in law or equity, known or unknown, or arising before or after the Closing, in connection with or relating to Hazardous Substances at, on, under or near the Real Properties, including but not limited to any such matters relating to the Fuel Equipment or Releases of Hazardous Substances.

(f)For purposes of clarity, after the Closing, if Purchaser excavates or removes any soil on or from the Real Properties, Purchaser shall be responsible for all costs and expenses related to such excavation or removal (including, without limitation, all costs of disposal of such soil).  Furthermore, Purchaser shall be the owner and generator of such soil.  Seller shall not be responsible for increased remediation costs or expenses as a result of such excavation or removal.

(g)PLL Policy.  On the Closing Date, Purchaser shall procure a pollution legal liability insurance policy (“PLL Policy”) from Navigators Specialty Insurance Company, covering all of the Locations under this Agreement, the Locations as defined in the Circle K Purchase Agreement and the Real Property as defined in the Terminal Purchase Agreement, and naming Purchaser (and Purchaser’s Affiliates) and Circle K (and Circle K’s Affiliates) as the named insured, and also naming Seller, Shareholder, the Property Sellers under this Agreement, the Property Sellers under the Circle K Purchase Agreement and Terminal Seller under the Terminal Purchase Agreement as additional insureds thereunder.  Coverage of the above-described additional insureds shall be primary, not contributory or excess, provided that coverage shall be expressly excess of amounts payable from the Alabama Tank Fund.  The PLL Policy shall have a five (5) year term, policy limit of Five Million and No/100 Dollars ($5,000,000.00), and a self-insured retention (“SIR”) of Fifty Thousand and No/100 Dollars ($50,000.00).  Seller agrees to pay at the Closing one-half (½) of the premium of the PLL Policy; provided that Seller’s share of the premium shall

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not exceed One Hundred Seventy-Five Thousand and No/100 Dollars ($175,000.00), in the aggregate, under this Agreement, the Circle K Purchase Agreement and the Terminal Purchase Agreement.  The PLL Policy shall provide coverage for the costs of Remedial Measures for (i) pollution conditions existing as of the Closing Date but then unknown to Seller, a Property Seller, a Property Seller under the Circle K Purchase Agreement, Terminal Seller under the Terminal Purchase Agreement, Shareholder, Purchaser or Circle K (“Unknown Pre-existing Pollution”), and (ii) pollution conditions first occurring after the Closing Date (“New Pollution”).  The PLL Policy also shall provide coverage for third-party liability associated with Unknown Pre-existing Pollution, New Pollution and pollution conditions known and disclosed as of the Closing Date (“Known Pollution”).  Navigators Specialty Insurance Company will provide Seller with written notice at least thirty (30) days prior to cancellation, non-renewal or material change in the PLL Policy.  Purchaser shall be responsible for any payments within the SIR, to the extent incurred to address claims related to New Pollution at the Locations, to the extent such New Pollution can be reasonably determined to have first occurred on or after to the Closing Date.  Seller shall be responsible for any payments within the SIR, to the extent incurred to address claims related to contamination that is not New Pollution.  It is expressly understood that the PLL Policy will not afford coverage for any costs incurred for Remedial Measures with respect to Known Pollution.

8.12Confidentiality.

(a)Purchaser and Seller agree to continue to be bound by all agreements under which it received such Confidential Information (as defined in the Confidentiality Agreement), including that certain confidentiality agreement entered into before the date hereof between Purchaser and MCMG for the benefit of Seller and Shareholder (the “Confidentiality Agreement”).  If this Agreement is terminated before the Closing, Purchaser promptly shall return to Seller or destroy all Confidential Information and shall not retain copies thereof, including all information, testing, studies, surveys, reports and evaluations (environmental and financial, for example), and at Seller’s request, Purchaser shall provide Seller with complete copies of all third party engineering and environmental reports obtained by Purchaser in connection with the Real Properties.

(b)For a period of three (3) years commencing on the Closing Date, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.  If Seller or any of its Affiliates or their respective representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Purchaser in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

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8.13Employees.  It is Purchaser’s intention that it will offer employment to the employees of the Business set forth on Schedule 8.13 as of the Closing Date; however, Purchaser shall be under no obligation (i) to hire or continue the employment of any employee of Seller, or (ii) to assume, be responsible for or continue any employment agreement or relationship, employee commitment or wage, salary or bonus agreement to which Seller is a party, or any Benefit Plan.  This Agreement does not, however, constitute a contract of employment and the employees employed by Purchaser will be employed at will, subject to termination at any time, for any reason, with or without cause or notice.  Seller shall pay the following amounts to each employee identified on Schedule 8.13 in a lump sum cash payment upon the Closing Date:  (x) all earned but unpaid wages, salary or other compensation payable as of the Closing Date to such employee, (y) all accrued but unused vacation time to which such employee is entitled as of the Closing Date pursuant to the vacation policies of Seller in effect as of immediately prior to the Closing Date, and (z) all other amounts due to such employees under applicable Law, subject to all withholdings required by Law.  Nothing contained herein shall create any third party beneficiary rights in any employee of the Business, any beneficiary or dependent thereof, with respect to any compensation, benefits or continued employment with the Purchaser.

8.14Conduct of Business Prior to Closing.  Except for actions contemplated by this Article VIII or actions taken with the prior written consent of Purchaser, from the Effective Date until the Closing Date, Seller and Property Sellers shall conduct its affairs in the Ordinary Course of Business, and Seller and Property Sellers shall:

(a)refrain from entering into, amending, renewing, modifying or consenting to the termination of any Material Contract or Seller’s or Property Sellers’ rights thereunder including, but not limited to, granting any rent concessions or abatements that extend beyond the Closing Date;

(b)maintain the Business intact, market, promote, and sell its products and services consistently in all material respects with past practice, and preserve the goodwill of the Business and present relationships with its suppliers, customers, commission agents, tenants and others with whom it has business relations;

(c)maintain the Real Properties, buildings, structures and other improvements and machinery and equipment constituting any of the Purchased Assets in such operating condition and repair as is necessary to conduct the Business, ordinary wear and tear excepted;

(d)meet its contractual obligations in all material respects and perform and pay its obligations as they mature in the Ordinary Course of Business;

(e)comply in all material respects with all judgments and Laws promulgated by any Governmental Authority and all Permits applicable to the conduct of the Business or the ownership or operation of the Purchased Assets, and maintain in all material respects, and prosecute applications for, such Permits and pay all Taxes, assessments and other charges applicable thereto;

(f)continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of the Business and the Purchased Assets;

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(g)promptly advise Purchaser in writing of (i) any material adverse change in the Purchased Assets or the conduct of the Business (financial or otherwise) or the prospects of the Business, or (ii) the commencement of, or the threat of, any material dispute, claim, action, suit, proceeding, arbitration or investigation by, against or affecting Seller, any Property Seller, any of the Purchased Assets or the Business; and

(h)not take any action, or omit to take any action, that would cause any of Seller’s representations and warranties to be untrue at the time of such action or omission as if made at and as of such time.

8.15Contractual Obligations.  Purchaser, Seller and Property Sellers hereby agree that the responsibility for any fees or expenses associated with any consents sought under Schedule 5.2, Schedule 6.3, or Schedule 7.3, including without limitation assignment fees, transfer fees and any required costs of store refurbishment shall be borne by the party that is responsible for paying such fees in the applicable third party agreement.

8.16Third Party Consents.  In the event that Purchaser closes or waives the condition precedent to Closing provided in Section 9.2(f), Seller and Property Sellers shall not be responsible for obtaining, and shall have no liability for failure to obtain, the third party consents and any other approvals listed on Schedule 5.2 or Schedule 6.3, respectively; provided, however, that Seller and Property Sellers shall continue to cooperate with and provide reasonable assistance to Purchaser in connection with obtaining such consents and approvals.  In the event that Seller and Property Sellers close or waive the condition precedent to Closing provided in Section 9.1(e) and 9.3(e), respectively, Purchaser shall not be responsible for obtaining and shall have no liability for failure to obtain the third party consents and any other approvals listed on Schedule 7.3; provided, however, that Purchaser shall continue to cooperate with and provide reasonable assistance to Seller and Property Sellers in connection with obtaining such consents and approvals.

8.17Section 1031 Exchange.  Upon the request of Seller or any Property Seller, Purchaser shall reasonably cooperate with Seller or said Property Seller in effecting a like-kind exchange with respect to one or more of the Seller Real Properties or Property Seller Real Properties pursuant to Section 1031 of the Code; provided however, the Closing Date shall not be materially delayed or affected by effecting such exchange and that the Purchaser shall incur no additional unreimbursed costs, expenses, fees, or other obligations as a result of or in connection with such cooperation or the requested exchange.  Upon the request of Purchaser, Seller and/or the Property Sellers shall reasonably cooperate with Purchaser in effecting a like-kind exchange with respect to one or more of the Seller Real Properties or Property Seller Real Properties pursuant to Section 1031 of the Code; provided however, the Closing Date shall not be materially delayed or affected by effecting such exchange and that Seller or Property Sellers shall incur no additional unreimbursed costs, expenses, fees, or other obligations as a result of or in connection with such cooperation or the requested exchange.

8.18Seller Solvency and Shareholder Guaranty.  Shareholder acknowledges that in the event Purchaser has the right to receive indemnification pursuant to Article X or Section 12.2(a), Purchaser will have the right to seek indemnification from Seller and Property Sellers directly.  Shareholder agrees to maintain the solvency of Seller, and for purposes of determining the solvency of Seller, the Shareholder agrees that it shall upon request of Purchaser, but no more frequently than once every twelve (12) months, provide Purchaser with the reviewed consolidated balance sheet of

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Seller for the most recent calendar year, which balance sheet shall reflect the projected costs to Seller of all remaining Remedial Measures to be performed under Section 8.11(c) of this Agreement and Section 8.11(c) of the Circle K Purchase Agreement.  If Purchaser reasonably determines that Seller is or is likely to become insolvent, Purchaser shall have the right to seek any indemnification provided in Article X or Section 12.2(a) from Shareholder directly and Shareholder agrees to pay, perform and satisfy the obligations of Seller and Property Sellers set forth in Article X and Section 12.2(a) hereof.  The obligations of Shareholder under this Section 8.18 shall survive Closing.

8.19Exclusive Dealings.

(a)Seller and Property Sellers shall not and shall cause their respective representatives not to, directly or indirectly, from and after the Effective Date until the earlier of the Closing or the termination of this Agreement, (i) solicit or initiate the submission or announcement of any inquiries, proposals or offers or any other efforts or attempts that constitute, or could reasonably be expected to lead to, a Takeover Proposal (as defined below); or (ii) enter into, continue, participate or engage in any discussions or negotiations with, or furnishing any information to, any person or entity with respect to a Takeover Proposal; or (iii) otherwise facilitate or take any action that could reasonably be expected to facilitate, any such inquiries, proposals, offers, discussions or negotiations.  For purposes of this Agreement, the term “Takeover Proposal” means any inquiry, proposal or offer (whether or not in writing) from any person, entity or group relating to any transaction or series of transactions, directly or indirectly, (1) involving any exchange, lease, sale, disposition, acquisition, transfer, purchase, or exclusive license of all or substantially all of Seller’s or the Property Sellers’ rights with respect to Purchased Assets; (2) that, if consummated, would result in any person, entity or group (other than Seller) beneficially owning, directly or indirectly, or having the right to acquire, any Purchased Assets; (3) involving any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding exchange or similar transaction involving any of the Seller or the Property Sellers; or (4) any combination of the foregoing, other than, in each case, the transactions contemplated by this Agreement (an “Acquisition Transaction”).

(b)Seller and Property Sellers shall immediately cease and cause to be terminated any solicitation with any person or entity conducted heretofore by Seller or any of their respective representatives with respect to any actual or potential Acquisition Transaction.

8.20Site 13.  The applicable Property Seller shall use its reasonable best efforts to obtain as promptly as practicable a commercially reasonable easement or agreement from the owner of the property neighboring 13288 AL Hwy 113, Brewton AL 36426 (“Site 13”) which confirms  that Site 13 has permission to utilize the driveway on the neighboring property (a “Permission Document”); provided, however, that such efforts shall not include any requirement of the Property Seller to expend material amounts of money, commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party

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IX.   CONDITIONS PRECEDENT TO CLOSING.

9.1Seller’s Conditions Precedent.  The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to each of the following conditions:

(a)The representations and warranties made by Purchaser in this Agreement shall be true in all material respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date.  Seller shall have received from Purchaser at Closing a satisfactory certificate to such effect signed by an authorized officer of Purchaser.

(b)Purchaser shall have performed and complied in all material respects with all provisions of this Agreement required to be performed or complied with by Purchaser before or at Closing.  Seller shall have received from Purchaser at the Closing a satisfactory certificate to such effect signed by an authorized officer of Purchaser.

(c)Purchaser shall have executed and delivered to Seller at the Closing each of the Purchaser Documents and such additional documents as may be reasonably requested by Seller in order to consummate the transactions contemplated by this Agreement.

(d)Except as otherwise provided in this Agreement, Shareholder shall have been released from any personal guaranties that he has given prior to the Closing related to the operation of the Business.

(e)Purchaser shall have obtained all consents and approvals listed on Schedule 7.3.

(f)The closing under the Terminal Purchase Agreement and the Circle K Purchase Agreement are consummated contemporaneously with the Closing.

(g)Purchaser shall have procured the PLL Policy.

9.2Purchaser’s Conditions Precedent.  The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to each of the following conditions:

(a)The representations and warranties made by Seller and Property Sellers in this Agreement shall be true in all respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date.  Purchaser shall have received from Seller and Property Sellers at the Closing a satisfactory certificate to such effect signed by Seller and Property Sellers.

(b)Seller, Shareholder and Property Sellers shall have performed and complied in all material respects with all provisions of this Agreement required to be performed or complied with by Seller, Shareholder and/or Property Sellers before or at Closing.  Purchaser shall have received from Seller and Property Sellers at the Closing a satisfactory certificate to such effect signed by Seller and Property Sellers.

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(c)Seller shall have executed and delivered to Purchaser at the Closing each of the Seller Documents and such additional documents as may be reasonably requested by Purchaser in order to consummate the transactions contemplated by this Agreement.

(d)Property Sellers shall have executed and delivered to Purchaser at the Closing each of the Property Seller Documents and such additional documents as may be reasonably requested by Purchaser in order to consummate the transactions contemplated by this Agreement.

(e)From the Effective Date to the Closing Date, there shall not have been any Material Adverse Effect.

(f)Seller and Property Sellers shall have obtained all consents and approvals listed on Schedule 5.2 and Schedule 6.3.

(g)The closing under the Terminal Purchase Agreement and the Circle K Purchase Agreement are consummated contemporaneously with the Closing.

(h)FIRPTA affidavit duly executed by Seller and Property Sellers.

(i)The (i) marked-up commitments by the title insurance company to issue the Title Policies and (ii) the Surveys have been received by Purchaser.

(j)Provided that Purchaser has applied for the below-referenced Permits within thirty (30) days of the Effective Date, Purchaser shall have obtained all Permits required by Law for the operation and/or ownership of the Business and each of the Locations and other Purchased Assets.  Notwithstanding anything to the contrary in this Agreement, in the event that Purchaser is unable to obtain all such Permits by Closing, the Purchaser shall be permitted to extend Closing and the Outside Date for up to an additional thirty (30) days for the purpose of obtaining such Permits.

(k)Purchaser shall have obtained (i) state and county UCC searches regarding Seller, the Property Sellers and the Purchased Assets showing no liens, encumbrances, easements or restrictions other than the Permitted Encumbrances and those which Seller or the respective Property Seller agrees to remove on or before Closing; and (ii) judgment, bankruptcy and tax lien searches confirming that there are no judgments or tax liens against Seller, the Property Sellers and/or the Purchased Assets which shall not be removed at Closing and that neither Seller nor any of the Property Sellers have been declared bankrupt.

9.3Property Seller’s Conditions Precedent.  The obligations of Property Seller to consummate the transactions contemplated by this Agreement are subject to each of the following conditions:

(a)The representations and warranties made by Purchaser in this Agreement shall be true in all material respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date.  Property Sellers shall have received from Purchaser at Closing a satisfactory certificate to such effect signed by an authorized officer of Purchaser.

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(b)Purchaser shall have performed and complied in all material respects with all provisions of this Agreement required to be performed or complied with by Purchaser before or at Closing.  Property Sellers shall have received from Purchaser at the Closing a satisfactory certificate to such effect signed by an authorized officer of Purchaser.

(c)Purchaser shall have executed and delivered to Property Sellers at the Closing each of the Purchaser Documents and such additional documents as may be reasonably requested by Property Sellers in order to consummate the transactions contemplated by this Agreement.

(d)Purchaser shall have obtained all consents and approvals listed on Schedule 7.3.

(e)The closing under the Terminal Purchase Agreement and the Circle K Purchase Agreement are consummated contemporaneously with the Closing.

(f)Purchaser shall have procured the PLL Policy.

9.4Mutual Condition Precedent.  The obligations of each of the Parties to consummate the transactions contemplated by this Agreement are subject to the condition that, as of the Closing Date, (i) there shall not be any claim or judgment of any nature or type threatened, pending or made by or before any Governmental Authority that questions or challenges the lawfulness of the transactions contemplated by this Agreement under any Law or regulation or seeks to delay, restrain or prevent such transactions; and (ii) all permits, consents, approvals, waivers, authorizations and estoppel certificates required under Section 8.10 above (including but not limited to HSR Act approval, if applicable) have been duly obtained.

X.   SURVIVAL; INDEMNIFICATION

10.1Survival.  Subject to the limitations and other provisions of this Agreement, the representations, warranties, covenants and agreements of the Parties contained herein shall survive the Closing Date and shall remain in full force and effect for eighteen (18) months thereafter; provided, however, that (i) the representations and warranties in Sections 5.1, 5.3, 5.8, 6.1, 6.2, 7.1 and 7.2 (the “Fundamental Representations”), shall survive indefinitely, (ii) the representations and warranties in Sections 5.15, 5.22, 6.8 and 6.11 shall survive until thirty (30) days following the expiration of the relevant statute of limitations in respect thereof, and (iii) all covenants contemplating or involving actions to be taken, or obligations in effect, after the Closing (including but not limited to those set forth in Sections 8.11, 8.12, 8.16, 8.18, Article X and Article XII) shall survive the Closing and shall continue in full force and effect after the Closing until fully performed in accordance with their terms.

10.2Indemnity.

(a)In addition to the indemnification obligations set forth in Section 12.2(a), subject to the terms and conditions of this Article X, Seller and the Property Sellers, jointly and severally, shall defend, indemnify, and hold Purchaser and its parents (including but not limited to Alimentation Couche-Tard, Inc.), Affiliates and subsidiaries, and their respective owners, members, partners, shareholders, officers, directors, employees, agents, successors and assigns harmless from and against all Losses arising from, by reason of or resulting from or in connection with (i) a breach

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of any representation or warranty of Seller or any Property Seller contained in or made pursuant to this Agreement, the Seller Documents and/or the Property Sellers Documents; (ii) the failure of Seller, Shareholder and/or any Property Seller to duly to perform or observe any term, provision, covenant or agreement to be performed or observed by Seller, Shareholder or any Property Seller pursuant to this Agreement, the Seller Documents and/or the Property Sellers Documents; (iii) the Excluded Assets; (iv) the Excluded Liabilities; and/or (v) the ownership or operation of the Business or use of the Purchased Assets prior to the Closing Date.

(b)Subject to the terms and conditions of this Article X, Purchaser shall defend, indemnify, and hold Seller and Property Sellers and each of their respective parents, Affiliates and subsidiaries, and their respective owners, members, partners, shareholders, officers, directors, employees, agents, successors and assigns harmless from and against all Losses arising from, by reason of or resulting from or in connection with (i) a breach of any representation or warranty of Purchaser contained in or made pursuant to this Agreement or the Purchaser Documents; (ii) the failure of Purchaser duly to perform or observe any term, provision, covenant or agreement to be performed or observed by Purchaser pursuant to this Agreement or the Purchaser Documents; or (iii) the ownership or operation of the Business or use of the Purchased Assets on or after the Closing Date.  Purchaser shall carry commercial general liability insurance covering its indemnity obligations under this Agreement related to third-party tort liability (including the cost of defense of Seller indemnitees) for a period of five (5) years after the Closing Date.  On request of Seller, Purchaser shall provide Seller with copies of Purchaser’s commercial general liability insurance policy.

(c)The Parties hereby acknowledge and agree that their sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement (other than a claim for fraud) shall be pursuant to the indemnification provisions set forth in this Article X.

(d)The Parties shall take all reasonable steps to mitigate all liabilities and damages upon and after becoming aware of any event that would reasonably be expected to give rise to such liabilities and damages.  In no event shall any Party be liable for consequential, incidental, exemplary or punitive damages other than such damages awarded to a third party.

10.3Third Party Claims.  If any claim, assertion or proceeding by or in respect of a third party is made against an indemnified Party or any event in respect of a third party occurs, and if the indemnified Party intends to seek indemnity with respect thereto under this Article X or to apply any damage or liability arising therefrom to the U.S. Dollar amounts referred to in Section 10.5, the indemnified Party shall promptly notify the indemnifying Party of such claim in writing, provided that the failure by the indemnified Party to give such notice shall not relieve the indemnifying Party from its indemnification obligations hereunder, except if and to the extent that the indemnifying Party is actually materially prejudiced thereby.  The indemnifying Party shall have thirty (30) days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its expense, the settlement or defense thereof, and the indemnified Party shall cooperate with it in connection therewith; provided, however, that (a) if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the indemnified Party in its sole and absolute discretion for the same counsel to represent both the indemnified Party and the indemnifying Party, then the indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the indemnified Party determines counsel is required, at the expense of the indemnifying Party, and the indemnifying Party shall otherwise permit the indemnified Party to

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participate in such settlement or defense through counsel chosen by the indemnified Party, provided that the fees and expenses of such counsel shall be borne by the indemnified Party, (b) the indemnifying Party shall promptly reimburse the indemnified Party for the full amount of any liability resulting from such claim and all related and reasonable expenses (other than the fees and expenses of counsel as aforesaid) incurred by the indemnified Party within the limits of this Article X and subject to the U.S. Dollar amounts referred to in Section 10.5, (c) the indemnified Party shall not, without the prior written consent of the indemnifying Party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified Party a release from all liability in respect of such claim, and (d) nothing herein shall require any indemnified Party to consent to the entry of any order, injunction or consent decree materially affecting its ability to conduct its business operations after the date thereof.  So long as the indemnifying Party is reasonably contesting any such claim in good faith, the indemnified Party shall have the right to pay or settle any such claim; provided, however, that in such event it shall waive any right to indemnity therefor by the indemnifying Party.  If the indemnifying Party does not notify the indemnified Party within thirty (30) days after the receipt of the indemnified Party’s written notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the indemnified Party shall have the right to contest, settle or compromise the claim in the exercise of its reasonable judgment at the expense of the indemnifying Party.

10.4Direct Claims.

(a)A Party entitled, or seeking to assert rights, to indemnification under this Article X shall give written notification (a “Claim Notice”) to the Party from whom indemnification is sought which contains (i) a description and the amount (the “Claimed Amount”), if then known, of any losses, damages or liabilities incurred or reasonably expected to be incurred by the indemnified Party and (ii) a statement that the indemnified Party is entitled to indemnification under this Article X for such losses, damages or liabilities and a reasonable explanation of the basis therefor.

(b)Within thirty (30) days after delivery of a Claim Notice, the indemnifying Party shall deliver to the indemnified Party a written response (the “Response”) in which the indemnifying Party shall either: (i) agree that the indemnified Party is entitled to receive all of the Claimed Amount or (ii) dispute that the indemnified Party is entitled to receive any or all of the Claimed Amount and the basis for such dispute (in such an event, the Response shall be referred to as an “Objection Notice”).  If no Response is delivered by the indemnifying party to the indemnified Party within such 30-day period, the indemnifying Party shall be deemed to have agreed that an amount equal to the entire Claimed Amount shall be payable to the indemnified Party and such Claimed Amount shall be promptly paid to Purchaser or Seller, as applicable.

(c)In the event that the Parties are unable to agree on whether losses, damages or liabilities exist or on the amount of such adverse consequences any Party may (but is not required to do so) petition or file an action in a court of competent jurisdiction for resolution of such dispute.

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10.5Limitation on Indemnities.  Except with respect to:  (i) claims relating to or arising from the Fundamental Representations, (ii) claims related to or arising from the Excluded Assets, (iii) claims based on fraud, (iv) claims for indemnification under Section 12.2(a), and (v) claims related to or arising from Seller’s obligations pursuant to Section 8.11 above:

(a)no claim for indemnification will be made by Purchaser, by Seller or by a Property Seller under Sections 10.2(a) (other than clause (v) thereof), Section 10.2(b) (other than clause (iii) thereof), or Section 10.3 (other than a third-party claim arising out of Purchaser’s ownership or operation of the Business or use of the Purchased Assets on or after the Closing Date or a third-party claim arising out of Seller’s or Property Sellers’ ownership or operation of the Business or use of the Purchased Assets prior to the Closing Date) hereof, as the case may be, with respect to any individual item of liability or damage unless and to the extent that the aggregate of all such claims by Purchaser under this Agreement, Circle K under the Circle K Purchase Agreement and Circle K under the Terminal Purchase Agreement, on the one hand, or by Seller and Property Sellers under this Agreement, Seller and Property Sellers under the Circle K Purchase Agreement and Terminal Seller under the Terminal Purchase Agreement, on the other hand, shall be in excess of One Million and No/100 Dollars ($1,000,000.00) (the “Deductible”), whereupon Purchaser, on the one hand, or Seller and the Property Sellers, on the other hand, as the case may be, only shall be liable for such claims, damages and liabilities in excess of the Deductible; and

(b)the maximum aggregate liability of Seller and Property Sellers under this Agreement, Seller and Property Sellers under the Circle K Purchase Agreement and Terminal Seller under the Terminal Purchase Agreement for claims, damages and liabilities shall be Six Million Five Hundred Thousand and No/100 Dollars ($6,500,000.00) (the “Seller Indemnification Cap”), and the maximum aggregate liability of Purchaser under this Agreement, Circle K under the Circle K Purchase Agreement and Circle K under the Terminal Purchase Agreement for such claims, damages and liabilities shall be Six Million Five Hundred Thousand and No/100 Dollars ($6,500,000.00) in excess of the commercial general liability insurance Purchaser is required to carry under Section 10.2(b) of this Agreement, Circle K is required to carry under Section 10.2(b) of the Circle K Purchase Agreement and Circle K is required to carry under Section 10.2(b) of the Terminal Purchase Agreement.  For the avoidance of doubt, any amounts paid for the cost of any Remedial Measures pursuant to Section 8.11(a) shall not be included as any part or all of the Seller Indemnification Cap.

(c)Payments by an indemnifying Party pursuant to Section 10.3 shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually recovered by the indemnified Party from any third party with respect thereto.  Notwithstanding anything to the contrary contained in this Agreement, no claim by any Party hereto may be asserted, nor may any action be commenced against any Party hereto, for breach of any representation, warranty, covenant or agreement unless notice thereof is received in writing describing in reasonable detail the facts or circumstances with respect to the subject matter of such claim on or before the date on which the representation, warranty, covenant or agreement on which such claim or action is based ceases to survive as set forth in Section 10.1, irrespective of whether the subject matter of such claim or action shall have occurred before, on or after such date.

10.6Effect on the Purchase Price.  Any payment made under this Article X shall constitute an adjustment to the Purchase Price for all purposes, including federal, state and local Tax and financial accounting purposes, except as otherwise required for financial accounting purposes only.

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XI.   TERMINATION

11.1Termination by Seller or Purchaser.  In the event that the Closing has not occurred on or before the Outside Date, as may be extended pursuant to Section 4.1 or Section 9.2(j), either Seller and Property Sellers, on the one hand, or Purchaser, on the other hand, shall have the right, exercisable by written notice to the other, delivered in accordance with Section 13.16, to terminate this Agreement and upon the termination the Deposit and any other amounts deposited by Purchaser shall be promptly refunded to Purchaser; provided, however, that the right to terminate this Agreement under this Section 11.1 shall not be available to a Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date.  In addition, if Purchaser elects to exclude twelve (12) or more Locations, in the aggregate under this Agreement and the Circle K Purchase Agreement, pursuant to Section 4.5, Section 5.5, Section 6.4, Section 8.1 and Section 8.8 of said Agreements, either Purchaser, on the one hand, or Seller and Property Sellers, on the other hand, may elect to terminate this Agreement and upon the termination the Deposit and any other amounts deposited by Purchaser shall be promptly refunded to Purchaser.  Upon the termination of this Agreement neither party shall have any further obligations hereunder except as provided in Section 13.1; provided, however, that nothing herein shall relieve any Party from liability for any breach of this Agreement prior to its termination.

11.2Termination by Seller and Property Sellers.  This Agreement may be terminated by Seller and Property Sellers at any time prior to the Closing if there has been a material misrepresentation or breach of warranty in the representations and warranties of Purchaser set forth herein or if there has been any material failure on the part of Purchaser to comply with its obligations hereunder, and such breach, failure or misrepresentation is not cured to Seller’s reasonable satisfaction within ten (10) business days after Seller and Property Sellers give Purchaser written notice identifying such breach, failure or misrepresentation.  Purchaser, Seller and Property Sellers agree that based upon the circumstances now existing, known and unknown, it would be impractical or extremely difficult to establish Seller’s and Property Seller’s damages by reason of Purchaser’s material misrepresentation or breach of this Agreement prior to Closing.  Accordingly, Purchaser, Seller and Property Sellers agree that it would be reasonable in the event of such material misrepresentation or breach by Purchaser to award Seller and Property Sellers joint “liquidated damages” in the amount of the Deposit (the “Agreed Damages”).  Purchaser, Seller and Property Sellers acknowledge and agree that the foregoing amount is reasonable as liquidated damages and shall be the sole and exclusive remedy of Seller and Property Sellers in lieu of any other relief, right or remedy, at law or in equity, to which Seller and Property Sellers might otherwise be entitled by reason of such non-performance, default or breach by Purchaser hereunder.

11.3Termination by Purchaser.  This Agreement may be terminated by Purchaser prior to the Closing if there has been a material misrepresentation or breach of warranty in the representations and warranties of Seller or any Property Seller set forth herein or if there has been any material failure on the part of Seller or any Property Seller to comply with its obligations hereunder, and such breach, failure or misrepresentation is not cured to Purchaser’s reasonable satisfaction within ten (10) business days after Purchaser gives Seller written notice identifying such breach, failure or misrepresentation.  If this Agreement is terminated pursuant to this Section 11.3, the Deposit shall be returned to Purchaser in accordance with the Escrow Agreement; provided, however, that nothing in this Section 11.3 shall prohibit Purchaser from seeking remedies available to it for such material misrepresentation or breach pursuant to this Agreement or at law or in equity.

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11.4Acknowledgment as to Liquidated Damages.  PURCHASER, SELLER AND PROPERTY SELLERS HEREBY ACKNOWLEDGE AND AGREE THAT THE AMOUNT OF SELLER’S AND PROPERTY SELLERS’ DAMAGES IN THE EVENT OF A BREACH OF THIS AGREEMENT BY PURCHASER WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE AND THAT AN AMOUNT EQUAL TO THE AGREED DAMAGES IS THE PARTIES’ BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES SELLER AND PROPERTY SELLERS WOULD SUFFER IN THE EVENT THE TRANSACTION PROVIDED FOR IN THIS AGREEMENT FAILS TO CLOSE AS A RESULT OF THE BREACH OR DEFAULT BY PURCHASER AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT AND UNDER THE CIRCUMSTANCES THAT SELLER, PROPERTY SELLERS AND PURCHASER REASONABLY ANTICIPATE WOULD EXIST AT THE TIME OF SUCH BREACH.  PURCHASER, SELLER AND PROPERTY SELLERS HEREBY ACKNOWLEDGE THAT ON SUCH A MATERIAL MISREPRESENTATION OR BREACH BY PURCHASER, PURSUANT TO THE ESCROW AGREEMENT ESCROW AGENT SHALL DELIVER THE DEPOSIT TO SELLER AND PROPERTY SELLERS WHO SHALL APPLY THE AMOUNT THEREOF AGAINST THE AGREED DAMAGES.

11.5Termination of Agreement.  This Agreement shall be automatically terminated without further action upon the termination of the Terminal Purchase Agreement or the Circle K Purchase Agreement.  Upon termination, the Deposit and any other amounts deposited by Purchaser shall be promptly refunded to Purchaser.  Upon termination of this Agreement neither party shall have any further obligations hereunder except as provided in Section 13.1; provided, however, that nothing herein shall relieve any Party from liability for a breach of this Agreement prior to its termination.

XII.   POST CLOSING AGREEMENTS.

12.1Further Accommodations.  In case at any time after the Closing any further action is necessary, appropriate or convenient to carry out the purposes of this Agreement, each of the Parties will take such further action as any other Party reasonably may request, all at the sole cost and expense of the requesting Party.  Seller hereby covenants and agrees with Purchaser that at any time and from time to time Seller will promptly execute and deliver to Purchaser such further assurances, instruments and documents and take such further action as Purchaser may reasonably request in order to allow Purchaser to comply with any and all SEC rules and regulations related to the reporting of the transactions contemplated by this Agreement.  In addition, to assist in the preparation of SEC disclosures and other reporting related to the transactions contemplated by this Agreement, the Seller agrees that it shall cooperate with Purchaser and its representatives, and shall provide Purchaser and its representatives with copies of and/or access to any and all spreadsheets, work papers and other relevant documents and information, as well as any auditor consents (if any), related to the financials of Seller, as may be reasonably necessary or desirable for the preparation and filing of complete and accurate disclosures and other reports with the SEC.  Purchaser agrees to reimburse Seller for its reasonable costs and expenses incurred in connection with compiling such information required by Purchaser for Purchaser’s preparation of SEC disclosures and other reporting related to the transactions contemplated by this Agreement.

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12.2Certain Tax Matters.  The following provisions shall govern the allocation of responsibility as between Purchaser, on the one hand, and Seller and Property Sellers, on the other hand, for certain tax matters following the Closing:

(a)Tax Indemnification.  Notwithstanding anything in this Agreement to the contrary, Seller and Property Sellers, jointly and severally, hereby agree to defend, indemnify and hold Purchaser and its parents (including but not limited to Alimentation Couche-Tard, Inc.), Affiliates and subsidiaries, and their respective owners, members, partners, shareholders, officers, directors, employees, agents, successors and assigns harmless from and against any and all liability for Taxes with respect to their respective Purchased Assets for any Tax period ending on (and including) or prior to the Closing Date, all liability for their respective Taxes with respect to their respective Purchased Assets and Business and arising out of a breach of the representations and warranties contained in Section 5.15 and Section 6.8, respectively, and any Taxes related to their respective Excluded Assets or Excluded Liabilities.  Indemnity claims under this Section 12.2(a) shall be governed by procedures substantially similar to those set forth in Article X but shall not be subject to the limitations set forth in Section 10.5.

(b)Cooperation on Tax Matters.  From and after the Closing Date, the Parties hereto shall cooperate fully, each as and to the extent reasonably requested by another Party, in connection with the preparation and filing of Tax Returns pursuant to this Section 12.2 and any audit, litigation or other proceeding with respect to Taxes, which cooperation shall include the retention for at least seven (7) years and, upon request, the provision to the requesting Person of records and information which are reasonably relevant to such Tax Returns or any such audit, litigation or other proceeding, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder.

(c)Transfer Taxes.  Seller and the Property Sellers shall pay all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees including, without limitation, any interest, penalties or additions thereto (“Transfer Taxes”), if any, incurred in connection with this Agreement and the transactions contemplated hereby; provided that Purchaser shall pay all recordation taxes imposed by Chapter 22 of Title 40 of the Code of Alabama 1975.  Seller and Property Sellers shall deliver to Purchaser at the Closing an affidavit signed under oath as provided in Ala. Code § 40-18-86(a) (1975).  Each of the parties hereto agrees to cooperate from and after the Closing Date to obtain, or otherwise provide and make available to the other parties any usage or exemption or other similar certificates or information reasonably requested by the other party in connection with minimizing Transfer Taxes.

(d)Return of Tax Rebates.  Seller shall be entitled to receive all tax rebates and refunds for which Seller qualified prior to the Closing Date and which are attributable to Seller’s operation of the Business prior to the Closing Date.  Purchaser shall promptly deliver to Seller all such tax rebates and refunds actually received by Purchaser.

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XIII.   MISCELLANEOUS

13.1Payment of Expenses and Fees.  Except as otherwise provided in this Agreement, Purchaser and Seller shall each bear their own costs and expenses, including attorneys’ fees, incurred in connection with the transactions contemplated by this Agreement.

13.2Entire Agreement.  This Agreement, including the schedules and exhibits and other writings referred to herein or delivered pursuant hereto, together with the Seller Documents, Property Seller Documents and the Purchaser Documents, constitutes the entire agreement between Purchaser, Seller and Property Sellers with respect to the subject matter hereof and supersedes all prior oral or written agreements, commitments or understandings with respect thereto, except the Confidentiality Agreement.  No amendment hereof shall be binding on the Parties unless in writing and signed by authorized representatives of all Parties hereto.

13.3No Third Party Beneficiaries.  This Agreement is not intended to and does not confer any rights or obligations on any party that is not a signatory to this Agreement.

13.4Business Days.  If the day for performance of any action described in this Agreement shall fall on a Saturday, Sunday or a day on which the banks are closed in the State of Alabama the time for such action shall be extended to the next business day after such Saturday, Sunday or day on which the banks are closed.

13.5Governing Law.  This Agreement shall be deemed to be a contract entered into in the State of Alabama and it and all matters arising out of the transactions contemplated hereby or related thereto shall be governed, construed and interpreted in all respects according to the Laws of the State of Alabama, without reference to principles of conflicts of law thereof.

13.6Enforcement.  The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

13.7Obligations of Parties; Successors and Assigns.

(a)Subject to following provisions, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, personal representatives, successors and assigns.

(b)This Agreement may not be assigned, by operation of law or otherwise, by any Party hereto without the prior written consent of the other Parties; provided that Purchaser may assign this Agreement in whole or in part without the prior written consent of Seller or the Property Sellers (i) to an Affiliate, (ii) as needed by Purchaser to obtain any financing related to the transactions contemplated by this Agreement, or (iii) to a third party purchaser of the acquired Seller Real Properties or Property Seller Real Properties, provided that Purchaser remains responsible to Seller and Property Sellers for any breach of any representation, warranty or covenant, or failure to perform any obligation, of Purchaser under this Agreement or the Purchaser Documents.

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13.8Waiver.  The excuse or waiver of the performance by a Party of any obligation of another Party under this Agreement shall only be effective if evidenced by a written statement signed by the Party so excusing or waiving.  No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Purchaser, Seller or Property Sellers of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

13.9Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile or attachment of a PDF file to email shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the Parties transmitted by facsimile or attachment of a PDF file to e-mail shall be deemed to be their original signatures for all purposes.

13.10Attorneys’ Fees.  In the event of a judicial or administrative proceeding or action by one Party against another Party with respect to the interpretation of, enforcement of, or any action under this Agreement, the prevailing Party shall be entitled to recover reasonable costs and expenses including reasonable attorneys’ fees and expenses, whether at the investigative, pretrial, trial or appellate level.  The prevailing Party shall be determined by the court based upon an assessment of which Party’s major arguments or positions prevailed.

13.11Descriptive Headings; Word Meaning.  The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.  Words such as “herein,” “hereinafter,” “hereof” and “hereunder” when used in reference to this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires.  The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires.  The word “including” shall not be restrictive and shall be interpreted as if followed by the words “without limitation.”  Each Schedule referenced herein shall be deemed part of this Agreement and incorporated herein wherever any reference is made thereto.  Unless otherwise defined therein, capitalized terms used in a Schedule to this Agreement shall have the meanings given to such terms respectively in the body of this Agreement.

13.12Time of the Essence.  TIME IS OF THE ESSENCE WITH RESPECT TO EACH PROVISION OF THIS AGREEMENT.  Without limiting the foregoing, Purchaser, Seller and Property Sellers hereby confirm their intention and agreement that time shall be of the essence with respect to each and every provision of this Agreement, notwithstanding any subsequent modification or extension of any date or time period that is provided for under this Agreement.  The agreement of Purchaser, Seller and Property Sellers that time is of the essence with respect to each and every provision of this Agreement shall not be waived or modified by any conduct of the Parties, and the agreement of Purchaser, Seller and Property Sellers that time is of the essence with respect to each and every provision of this Agreement may only be modified or waived by the express written agreement of Purchaser, Seller and Property Sellers that time shall not be of the essence with respect to a particular date or time period, or any modification or extension thereof, which is provided under this Agreement.

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13.13Construction of Contract.  This Agreement shall not be construed more strictly against one Party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the Parties, it being recognized that each of Purchaser, Seller and Property Sellers have contributed substantially and materially to the preparation of this Agreement.

13.14Severability.  The Parties hereto intend and believe that each provision in this Agreement comports with all applicable Laws.  If, however, any provision in this Agreement is found by a court of law to be in violation of any applicable Law or public policy, or if in any other respect such a court declares any such provision to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all Parties hereto that, consistent with and with a view towards preserving the economic and legal arrangements among the Parties hereto as expressed in this Agreement, such provision shall be given force and effect to the fullest possible extent, and that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void, or unenforceable provision were not contained herein, and that the rights, obligations, and interests of the Parties under the remainder of this Agreement shall continue in full force and effect.

13.15No Implied Contract.  None of Purchaser, Seller nor Property Sellers shall have any obligations in connection with the transaction contemplated by this Agreement unless Purchaser, on the one hand each acting in its sole discretion, and Seller and Property Sellers, on the other hand acting in their sole discretion, elect to execute and deliver this Agreement to the other Party.  No correspondence, course of dealing, or submission of drafts or final versions of this Agreement between Purchaser, Seller and Property Sellers shall be deemed to create any binding obligations in connection with the transaction contemplated hereby, and no contract or obligation on the part of Purchaser, Seller and Property Sellers shall arise unless and until a counterpart of this Agreement is fully executed by Purchaser, Seller and Property Sellers.  Once so executed and delivered by Purchaser, Seller and Property Sellers, this Agreement shall be binding upon them.

13.16Notices.  All notices and consents to be given hereunder shall be in writing and shall be deemed to have been duly given if (a) (i) delivered personally, (ii) mailed (postage prepaid) by certified mail (in this case, notice to be deemed given three days after mailing), or (iii) delivered by a recognized commercial courier to the Party entitled thereto at the address set forth below or such other address as such Party shall have designated by five days’ notice to the other; and (b) delivered by email, as set forth below:

If to Purchaser, to:	CrossAmerica Partners LP
515 Hamilton Street, Suite 200
Allentown, PA 18101
Attention: Daniel A. Robinson, Senior Managing Counsel
Telephone Number: 210-692-2522
Email: dan.robinson@cstbrands.com

With a copy to:	Davison & McCarthy, P.C.
645 Hamilton Street, Suite 510
Allentown, PA 18101
Attention: Dennis M. McCarthy, Esq.
Telephone Number: 610-435-0581
Email: dmccarthy@davisonmccarthy.com

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If to Seller, to:	Robert G. Norris
Jet-Pep, Inc.
9481 U.S. Highway 278 E
Holly Pond, Alabama 35083
Email: rnorris@jetpep.com

With a copy to:	Roy W. Williams, Jr., Esq.
Jackson & Williams Attorneys at Law
416 First Ave SE
Cullman, Alabama 35055-3405
Telephone Number: (256) 739-2546
Email: roywwilliamsjr@bellsouth.net

If to Property Sellers to:	Robert G. Norris
Jet-Pep, Inc.
9481 U.S. Highway 278 E
Holly Pond, Alabama 35083
Email: rnorris@jetpep.com

With a copy to:	Roy W. Williams, Jr., Esq.
Jackson & Williams Attorneys at Law
416 First Ave SE
Cullman, Alabama 35055-3405
Telephone Number: (256) 739-2546
Email: roywwilliamsjr@bellsouth.net

XIV.   DEFINITIONS

The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Access Agreement” has the meaning set forth in Section 8.11(c).

“ADEM” means the Alabama Department of Environmental Management.

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person.

“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group, or other group recognized by applicable Laws relating to Taxes.

“Agreed Damages” has the meaning set forth in Section 11.2.

“Agreement” has the meaning set forth in the Preamble.

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“Alabama Tank Fund” means the Alabama Underground and Above-ground Storage Tank Trust Fund and any successor thereof.

“ALTA” means American Land Title Association.

“Assumed Contracts” has the meaning set forth in Section 1.1(e).

“Assumed Liabilities” has the meaning set forth in Section 1.3.

“Audit” has the meaning set forth in Section 3.1(a).

“Balance Sheet Date” has the meaning set forth in Section 5.10.

“Benefit Plan” means any employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and each other fringe benefit, deferred compensation, severance, change in control, incentive, bonus or benefit program, plan or arrangement maintained by Seller or to which Seller contributes (or may have an obligation to contribute or have a liability) or is a party, including by reason of having an ERISA Affiliate.

“BTT” has the meaning set forth in the fourth Recital.

“Business” has the meaning set forth in the first Recital.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in the City of Birmingham, Alabama are authorized or required to close.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“CFI” has the meaning set forth in the fourth Recital.

“Circle K” has the meaning set forth in the second Recital.

“Circle K Purchase Agreement” has the meaning set forth in the second Recital.

“Claimed Amount” has the meaning set forth in Section 10.4(a).

“Claim Notice” has the meaning set forth in Section 10.4(a).

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” has the meaning set forth in Section 4.1.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commitment” or “Commitments” has the meaning set forth in Section 4.5(c).

“Condemnation Proceeds” has the meaning set forth in Section 1.1(l).

“Confidential Information” has the meaning set forth in the Confidentiality Agreement.

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“Confidentiality Agreement” has the meaning set forth in Section 8.12(a).

“Contract” means any agreement, contract, note, mortgage, indenture, lease, arrangement or other obligation, excluding purchase orders whether written or oral.

“CSE” has the meaning set forth in the fourth Recital.

“Data Room” means the virtual data room hosted by Firmex for Project Yellowhammer.

“Dealer Security Deposits” shall have the meaning given such term in Section 5.24.

“Deductible” has the meaning set forth in Section 10.5(a).

“Deposit” has the meaning set forth in Section 2.2.

“Effective Date” has the meaning set forth in the Preamble.

“Effective Time” means 12:01 a.m. Central time on the Closing Date.

“Environmental Laws” means all (i) Laws relating to pollution or the protection of the environment, natural resources or human and occupational health and safety, including Laws relating to Hazardous Substances, or Laws otherwise relating to the manufacture, formulation, generation, processing, distribution, use, treatment, storage, Release, transport, remediation, abatement, cleanup or handling of Hazardous Substances, (ii) Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and (iii) Laws relating to the condition, management or use of natural resources.

“Environmental Liabilities” means all Liabilities of Seller or Property Sellers arising in connection with the Real Properties or the Business, which arise under Environmental Laws or relate to any non-compliance by Seller, Property Sellers or any tenant, subtenant, licensee or other authorized occupant of any of the Real Properties, with Environmental Laws or Permits issued pursuant to such Laws.

“EPA” means the Environmental Protection Agency.

“ERISA Affiliate” shall mean any entity that, together with the Seller, is treated as a single employer under section 414 of the Code.

“ESA” has the meaning set forth in Section 8.2.

“Escrow Agent” has the meaning set forth in Section 2.2.

“Escrow Agreement” has the meaning set forth in Section 2.2.

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Liabilities” has the meaning set forth in Section 1.4.

“Final Inventory Value” has the meaning set forth in Section 3.2.

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“Financial Statements” means the Reviewed Statements and the Interim Statements.

“FIRPTA” has the meaning set forth in Section 5.8.

“Fiscal Year” has the meaning set forth in Section 4.6.

“Fuel Equipment” means all fuel fixtures and equipment now attached to or used in connection with the Locations, including without limitation, all petroleum pumps and dispensers, underground and aboveground fuel storage tanks, canopies, fuel lines, piping, fittings and connections used in the Ordinary Course of Business at the Locations to receive, store and/or dispense fuels, together with any additions, accessions, substitutions or proceeds thereof.

“Fundamental Representations” has the meaning set forth in Section 10.1.

“Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court or arbitrator.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Hazardous Substances” means (a) any and all radioactive materials or wastes, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos containing materials, urea formaldehyde foam, and (b) any chemicals, materials or substances defined, listed or regulated as, or included in the definition of, “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “toxic pollutants,” or words of similar meaning and regulatory effect under any applicable Environmental Law.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the sellers or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with the income tax basis method of accounting, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person, and (i) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Initial Inventory Payment” has the meaning set forth in Section 3.2.

“Intellectual Property” shall mean any of the following: (a) patents and patent applications, (b) registered and unregistered trademarks and service marks, trademark registrations, pending trademark and service mark registration applications, and similar reservations of marks, (c) registered and unregistered copyrights, copyright registrations, and applications for copyright registrations, (d) Internet domain names and (e) trade secrets.

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“Interim Statements” has the meaning set forth in Section 5.10.

“Inventory Teams” has the meaning set forth in Section 3.1.

“Knowledge” means, with respect to Seller and Property Sellers, the actual knowledge after reasonable inquiry of Robert G. Norris, Chuck Moore, Juritta Neal and Steve Gaines and, with respect to Purchaser, the actual knowledge after reasonable inquiry of Jeremy L. Bergeron and Daniel A. Robinson.

“Known Pollution” has the meaning set forth in Section 8.11(g).

“Law” or “Laws” shall mean all applicable local, state, or federal laws, statutes, ordinances, or administrative or judicial decisions.

“Lease” or “Leases” shall mean (i) the lease agreement(s) between Seller, as lessee, and either a Property Seller respecting Property Seller Real Property or the owner of a Leased Real Property respecting the Leased Real Property, as the case may be, as lessor, and (ii) the lease or sublease agreement(s) between Seller, as lessor or sublessor, and the Person(s) operating the Locations, as lessee or sublessee.

“Leased Real Property” or “Leased Real Properties” means real property described as owned by a Person other than Seller or a Property Seller on Schedule 1.1(a), and leased, licensed or occupied or used under similar arrangements by Seller as lessee, tenant, licensee or the like comprising Locations, together with all of Seller’s interest in the buildings, improvements, easements and appurtenances thereon and thereto, subject only to the Permitted Encumbrances.

“Liabilities” shall mean any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” shall mean any lien, security interest, pledge, mortgage deed of trust, trust deed, charge of any kind, easement, right-of-way, covenant, condition, restriction, reservation, encroachment, title defect, claim, rights of others and any other encumbrance.

“Locations” has the meaning set forth in the first Recital.

“Losses” means any and all losses, actions, suits, claims, demands, judgments, lawsuits, liabilities, damages, penalties, costs (including without limitation court costs and costs of appeal) and expenses (including without limitation reasonable attorneys' fees and costs and fees and costs of expert witnesses and consultants whether or not arising out of third party claims), including, without limitation, interest, penalties, and reasonable attorneys’ fees.

“made available to Purchaser” means either that a copy (physical or electronic) of the document or record has been provided to Purchaser or its officers, directors, employees, representatives, agents or consultants or that a copy thereof has been posted in the Data Room.

“Material Adverse Effect” means a change, event or effect that would reasonably be expected to be materially adverse to the Business, the Purchased Assets, or the results of operation or condition (financial or otherwise) of Seller, other than (i) changes, conditions or events that are

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applicable to the petroleum industry generally, or the petroleum marketing and convenience store retailing and terminaling businesses specifically, including, without limitation, war, embargo, natural or man-made disaster or global price fluctuations (except for changes, conditions or events that have a disproportionate effect on Seller, the Business or the Purchased Assets); (ii) worsening domestic or global economic conditions or other economic factors that adversely affect the Business (except for conditions or factors that have a disproportionate effect on Seller, the Business or any of the Purchased Assets); or (iii) public announcement of the sale contemplated in this Agreement prior to the Closing.

“Material Contracts” has the meaning set forth in Section 5.18(a).

“Material Creditor” shall be any creditor to which Seller or Property Seller owes in excess of $50,000.

“MCMG” has the meaning set forth in Section 8.9.

“New Pollution” has the meaning set forth in Section 8.11(g).

“No Further Action Letter” has the meaning set forth in Section 8.11(d).

“Objection” has the meaning set forth in Section 8.11(b).

“Objection Notice” has the meaning set forth in Section 10.4(b).

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Outside Date” has the meaning set forth in Section 4.1.

“Parties” means Purchaser, Seller, Property Sellers and, on a limited basis, Shareholder.

“Party” means any of Purchaser, Seller, Property Sellers or, on a limited basis, Shareholder.

“Permission Document” has the meaning set forth in Section 8.20.

“Permits” means all operating permits, Fuel Equipment permits or tank permits, and other permits, licenses, filings and other governmental authorizations, agreements, contracts, and approvals required by Environmental Laws or other Laws to own or operate the Locations.

“Permitted Encumbrances” means (i) real estate taxes assessed for the Fiscal Year in which the Closing takes place and not yet due and payable, which taxes shall be adjusted as provided in this Agreement; (ii) existing encroachments, easements, rights of way, covenants, reservations and restrictions in the chain of record title to the Real Properties do not, and could not reasonably be expected to, materially interfere with the ownership, current operation, maintenance and use of the property for current permitted commercial uses, the retail sale of petroleum products and food stuffs or any other aspects of the Business; (iii) all building, zoning and historical Laws, rules and regulations affecting the Real Properties that are not violated; (iv) parties in possession other than Seller or Property Sellers pursuant to any third party tenant leases specifically disclosed in the Schedules to this Agreement; and (v) matters shown on the surveys delivered under Section 4.5

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which do not, and could not reasonably be expected to, materially interfere with the ownership, current operation, maintenance and use of the Real Properties for current permitted commercial uses, the retail sale of petroleum products and food stuffs or any other aspects of the Business.

“Person” means any individual, partnership, limited liability company, corporation, cooperative, trust or other entity.

“Petroleum Inventory” means saleable gasoline, kerosene and diesel fuel owned by Seller and located at the Real Properties as of the Closing.  For purposes of determining Petroleum Inventory, “saleable” shall mean conforming to the octane, brand and applicable requirements for sales of fuel from the Fuel Equipment at the Locations.

“PLL Policy” has the meaning set forth in Section 8.11(g).

“Property Seller” or “Property Sellers” has the meaning set forth in the Preamble.

“Property Sellers Documents” has the meaning set forth in Section 6.2.

“Property Seller Real Property” means all real property described as owned by a Property Seller on Schedule 1.1(a) and leased, licensed or occupied or used under similar arrangements by Seller as lessee, tenant, licensee or the like comprising Locations, together with all of Seller’s interest in the buildings, improvements, easements and appurtenances thereon and thereto, subject only to the Permitted Encumbrances.

“Property Taxes” has the meaning set forth in Section 4.6.

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchased Assets” has the meaning set forth in Section 1.1.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Documents” has the meaning set forth in Section 7.1.

“Real Property” or “Real Properties” means the Seller Real Properties, the Property Seller Real Properties and the Leased Real Properties, or a specific parcel thereof.

“Receivables” means any and all accounts receivable, notes and other amounts receivable from third parties, including, without limitation, customers and employees, arising from the conduct of the Business before the Closing Date, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration of a material or substance into or through the environment.

“Remedial Measures” has the meaning set forth in Section 8.11(c).

“Renewal Fuel Standards” means 40 CFR Part 80, Subpart M and its governing regulations.

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“Rent Roll” has the meaning set forth in Section 5.10.

“Response” has the meaning set forth in Section 10.4(b).

“Reviewed Statements” has the meaning set forth in Section 5.10.

“RINs” has the meaning set forth in Section 5.22(f).

“SEC” means the United States Securities and Exchange Commission.

“Seller” has the meaning set forth in the Preamble.

“Seller Documents” has the meaning set forth in Section 5.1.

“Seller Real Properties” means all real property described as owned by Seller on Schedule 1.1(a), together with the buildings, improvements, easements and appurtenances thereon and thereto, subject only to Permitted Exceptions.

“Shareholder” has the meaning set forth in the Preamble.

“SIR” has the meaning set forth in Section 8.11(g).

“Site 13” has the meaning set forth in Section 8.20.

“Study Period” means the period starting at 12:01 a.m. (Central) on the Effective Date and ending at 11:59 p.m. (Central) on the date that is seventy five (75) days after the Effective Date, during which period Purchaser will conduct due diligence on the operations, finances, the Purchased Assets, and any other matters as Purchaser deems necessary or appropriate; provided, however, that such period may be terminated earlier by Purchaser if Purchaser delivers written notice to Seller indicating an earlier end date to such period.

“Survey” or “Surveys” has the meaning set forth in Section 4.5(b).

“Tangible Personal Property” means all tangible assets for use in connection with the Business, including without limitation machinery, equipment, tools, spare parts, operating supplies, fuel, furniture and office equipment, fixtures, construction-in-progress, telephone systems, telecopiers, photocopiers and computer hardware, signage, shelving, display racks, coffee and beverage equipment, cooking and food service equipment, security equipment, cash registers, telephone systems, freezers, coolers and gasoline forecourt canopies.

“Tax Law” means any Law with respect to Taxes.

“Tax Proceeding” has the meaning set forth in Section 5.15(b).

“Tax Return” means any return, declaration, report, estimate, information return and statement (including any attachment, amendment or schedule thereto) required to be filed, or which is otherwise filed, with any Governmental Authority in respect of any Tax.

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“Taxes” shall mean (i) all taxes, assessments, charges, duties, fees, levies or other governmental charges including all federal, state, local, district, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges, all estimated taxes, deficiency assessments, additions to tax, penalties and interest and (ii) any liability for the payment of or in respect of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, combined or unitary group for Tax purpose or, as a result of any tax sharing or tax allocation agreement, arrangement or understanding or as a result of being liable for another Person’s taxes as a transferee or successor, by contract or otherwise.

“Terminal” means the terminal facilities located at 2529 and 2605 28th Street, SW, and 2430 Nabors Road, Birmingham, Alabama, owned by Terminal Seller, Affiliates of Seller and Shareholder.

“Terminal Purchase Agreement” means that certain agreement dated of even date herewith between Terminal Seller and Circle K Stores Inc. for the sale of the Terminal.

“Terminal Seller” has the meaning set forth in the fourth Recital.

“Title Company” has the meaning set forth in Section 4.3(d).

“Title Policy” or “Title Policies” has the meaning set forth in Section 4.5(a).

“Transaction Documents” means collectively, this Agreement, the Seller Documents, the Purchaser Documents and the Property Sellers Documents.

“Transfer Taxes” has the meaning set forth in Section 12.2(c).

“Treasury Regulations” means the income tax Treasury Regulations promulgated under the Code, as the same may be amended from time to time.

“Unknown Pre-existing Pollution” has the meaning set forth in Section 8.11(g).

“Updated Volume Statements” has the meaning set forth in Section 8.1(a).

“UST Funds” has the meaning set forth in Section 1.1(k).

“Vehicle” means all trucks, tractors and trailers owned by Seller, used in the Business and included in the Purchased Assets.

“Volume Statements” means reports of the monthly sales to Petroleum Inventory prepared on a Location-by-Location basis.

[Signatures appear on the next succeeding page.]

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IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement as of the date first above written.

WITNESS/ATTEST	PURCHASER:

CROSSAMERICA PARTNERS LP, a Delaware limited partnership

	By:	CrossAmerica GP LLC, a Delaware limited liability company, its general partner

/s/ Christina Best	By:	/s/ Jeremy L. Bergeron
Print Name: Christina Best
	Name:	Jeremy L. Bergeron

	Title:	Chief Executive Officer and President

WITNESS/ATTEST	SELLER:

JET-PEP, INC., an Alabama corporation

/s/ Roy W. Williams	By:	/s/ Robert G. Norris
Print Name: Roy W. Williams, Jr.
	Name:	Robert G. Norris

	Title:	President

WITNESS	SHAREHOLDER:

/s/ Roy W. Williams	/s/ Robert G. Norris
Print Name: Roy W. Williams, Jr.	Robert G. Norris

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[Signature Page to Asset Purchase Agreement]

PROPERTY SELLERS:

WITNESS	BRITTON OIL COMPANY, INC., an Alabama corporation

/s/ Roy W. Williams	By:	/s/ Robert G. Norris
Print Name: Roy W. Williams, Jr.
	Name:	Robert G. Norris

	Title:	President

WITNESS	CKESS, LLC, an Alabama limited liability company

/s/ Roy W. Williams	By:	/s/ Robert G. Norris
Print Name: Roy W. Williams, Jr.
	Name:	Robert G. Norris

	Title:	Managing Member

WITNESS	CLEAN FUELS, INC., an Alabama corporation

/s/ Roy W. Williams	By:	/s/ Robert G. Norris
Print Name: Roy W. Williams, Jr.
	Name:	Robert G. Norris

	Title:	President

WITNESS	C.R. LLC, an Alabama limited liability company

/s/ Roy W. Williams	By:	/s/ Robert G. Norris
Print Name: Roy W. Williams, Jr.
	Name:	Robert G. Norris

	Title:	Managing Member

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WITNESS	C.S.E. PROPERTIES, LLC, an Alabama limited liability company

/s/ Roy W. Williams	By:	/s/ Robert G. Norris
Print Name: Roy W. Williams, Jr.
	Name:	Robert G. Norris

	Title:	Managing Member

WITNESS	J.R. LLC, an Alabama limited liability company

/s/ Roy W. Williams	By:	/s/ Robert G. Norris
Print Name: Roy W. Williams, Jr.
	Name:	Robert G. Norris

	Title:	Managing Member

WITNESS	K.E.N., LLC, an Alabama limited liability company

/s/ Roy W. Williams	By:	/s/ Robert G. Norris
Print Name: Roy W. Williams, Jr.
	Name:	Robert G. Norris

	Title:	Managing Member

WITNESS	MORRIS OIL COMPANY, INC., an Alabama corporation

/s/ Roy W. Williams	By:	/s/ Robert G. Norris
Print Name: Roy W. Williams, Jr.
	Name:	Robert G. Norris

	Title:	President

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WITNESS	MYRT, INC., an Alabama corporation

/s/ Roy W. Williams	By:	/s/ Robert G. Norris
Print Name: Roy W. Williams, Jr.
	Name:	Robert G. Norris

	Title:	President

WITNESS	NORRIS PROPERTIES, L.L.C., an Alabama limited liability company

/s/ Roy W. Williams	By:	/s/ Robert G. Norris
Print Name: Roy W. Williams, Jr.
	Name:	Robert G. Norris

	Title:	Managing Member

WITNESS

/s/ Roy W. Williams	By:	/s/ Stephanie Pierce
Print Name: Roy W. Williams, Jr.
	Name:	Stephanie Pierce

WITNESS	RDS PROPERTIES, INC., an Alabama corporation

/s/ Roy W. Williams	By:	/s/ Robert G. Norris
Print Name: Roy W. Williams, Jr.
	Name:	Robert G. Norris

	Title:	President

WITNESS	R. G. NORRIS, LLC, an Alabama limited liability company

/s/ Roy W. Williams	By:	/s/ Robert G. Norris
Print Name: Roy W. Williams, Jr.
	Name:	Robert G. Norris

	Title:	Managing Member

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WITNESS	ROBIN, LLC, an Alabama limited liability company

/s/ Roy W. Williams	By:	/s/ Robert G. Norris
Print Name: Roy W. Williams, Jr.
	Name:	Robert G. Norris

	Title:	Managing Member

WITNESS	R & S PROPERTIES, L.L.C., an Alabama limited liability company

/s/ Roy W. Williams	By:	/s/ Robert G. Norris
Print Name: Roy W. Williams, Jr.
	Name:	Robert G. Norris

	Title:	Managing Member

WITNESS	S.C.N., LLC, an Alabama limited liability company

/s/ Roy W. Williams	By:	/s/ Robert G. Norris
Print Name: Roy W. Williams, Jr.
	Name:	Robert G. Norris

	Title:	Managing Member

WITNESS	STEPHANIE, LLC, an Alabama limited liability company

/s/ Roy W. Williams	By:	/s/ Robert G. Norris
Print Name: Roy W. Williams, Jr.
	Name:	Robert G. Norris

	Title:	Managing Member

WITNESS	TEE’S ENTERPRISES, INC., an Alabama corporation

/s/ Roy W. Williams	By:	/s/ Robert G. Norris
Print Name: Roy W. Williams, Jr.
	Name:	Robert G. Norris

	Title:	President

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List of Schedules

to

Asset Purchase Agreement

Schedule 1.1(a)	Real Properties
Schedule 1.1(b)	Deposits
Schedule 1.1(d)	Tangible Personal Property
Schedule 1.1(e)	Assumed Contracts
Schedule 1.1(f)	Intellectual Property
Schedule 1.1(l)	Condemnation Proceeds
Schedule 1.1(m)	Miscellaneous Purchased Assets
Schedule 1.2	Excluded Assets
Schedule 1.3	Assumed Liabilities
Schedule 4.7	Rents and Prepaid Expenses
Schedule 4.8	Utilities
Schedule 5.2	Consents and Approvals of Seller
Schedule 5.5	Litigation
Schedule 5.9	Seller Compliance with Laws; Permits
Schedule 5.10	Financial Statements and Rent Roll
Schedule 5.11	Volume Statements
Schedule 5.12	Disclosure of Liabilities
Schedule 5.13	Disclosure of Certain Changes
Schedule 5.15(a)	Disclosure of Seller Contested Taxes
Schedule 5.15(b)	Disclosure of Seller Tax Proceedings
Schedule 5.15(f)	Tax Powers of Attorney
Schedule 5.15(g)	Tax Liens
Schedule 5.16	Condemnations
Schedule 5.17	Bonds
Schedule 5.18(a)	Material Contracts
Schedule 5.18(b)	Material Contracts Not in Full Force
Schedule 5.18(c)	Material Contract Compliance
Schedule 5.18(d)	Powers of Attorney
Schedule 5.18(e)	Material Contract Renegotiations
Schedule 5.19	Insurance Policies
Schedule 5.20(a)	Leases and Subleases; Physical Defects
Schedule 5.20(c)	Exceptions to Permitted Encumbrances; Options and Rights of First Refusal
Schedule 5.20(f)	Seller Real Property Assessments
Schedule 5.22	Environmental Matters
Schedule 5.23	Limitations on Ownership or Right to Use Intellectual Property
Schedule 5.24	Dealer Security Deposits
Schedule 6.3	Consents and Approvals of Property Sellers
Schedule 6.4	Property Seller Litigation
Schedule 6.8(a)	Disclosure of Property Seller Contested Taxes
Schedule 6.8(b)	Disclosure of Property Seller Tax Proceedings
Schedule 6.8(e)	Property Sellers Tax Liens

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Schedule 6.9	Property Seller Condemnations
Schedule 6.10(a)	Property Seller Leases and Subleases
Schedule 6.10(c)	Property Seller Options and Rights of First Refusal
Schedule 6.10(f)	Property Seller Real Property Assessments
Schedule 6.11	Property Seller Environmental Matters
Schedule 6.12	Property Seller Insurance
Schedule 6.13	Property Seller Real Property Material Contracts
Schedule 6.14	Property Seller Compliance with Laws; Permits
Schedule 7.3	Required Consents and Approvals of Purchaser
Schedule 8.2	Guidelines for Environmental Site Assessment
Schedule 8.10(b)	Estoppel Certificates
Schedule 8.13	Employees

Exhibit A	Escrow Agreement
Exhibit B	Form Deed
Exhibit C	Form Assignment of Lease
Exhibit D	Form Non-Compete Agreement of Seller and Shareholder
Exhibit E	Form Lease
Exhibit F	Form Access Agreement

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EXECUTION COPY

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